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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

Ford Motor Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Ford Motor Company

Important Notice Regarding the Availability of Proxy
Materials for the Shareholder Meeting
to Be Held on May 10, 2012

Notice of 2012
Annual Meeting of Shareholders
and Proxy Statement

Ford Motor Company One American Road Dearborn, Michigan 48126-2798
March 30, 2012

DEAR SHAREHOLDERS:

Our 2012 annual meeting of shareholders will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Thursday, May 10, 2012. The annual meeting will begin promptly at 8:30 a.m., Eastern Time. If you plan to attend the meeting, please see the instructions on page 4.

Please read these materials so that you'll know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This way, your shares will be voted as you direct even if you can't attend the meeting. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

WILLIAM CLAY FORD, JR. Chairman of the Board

Whether or not you plan to attend the meeting, please provide your proxy by calling the toll-free telephone number, using the Internet, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

Notice of Annual Meeting of Shareholders
of Ford Motor Company

Time:	8:30 a.m., Eastern Time, Thursday, May 10, 2012
Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware
Proposals:	1.	The election of directors.
	2.	The ratification of the selection of PricewaterhouseCoopers LLP as Ford's independent registered public accounting firm for 2012.
	3.	A non-binding shareholder advisory vote to approve the compensation of the Named Executives.
	4.	A shareholder proposal related to the adoption of cumulative voting for the election of directors.
	5.	A shareholder proposal related to consideration of a recapitalization plan to provide that all of the Company's outstanding stock have one vote per share.
	6.	A shareholder proposal requesting the Board to allow holders of 10% of outstanding common stock to call special meetings of shareholders.
Who Can Vote:	You can vote if you were a shareholder of record at the close of business on March 14, 2012.
Date of Notification:	Shareholders are being notified of this proxy statement and the form of proxy beginning March 30, 2012.

PETER J. SHERRY, JR. Secretary

March 30, 2012

i

Defined Terms

"Annual Incentive Compensation Plan" or "Incentive Bonus Plan" means Ford's Annual Incentive Compensation Plan.

"Class B Stock" means Ford's Class B Stock.

"Deferred Compensation Plan" means Ford's Deferred Compensation Plan.

"Dividend Equivalent" means cash or shares of common stock (or common stock units) equal in value to dividends, if any, paid on shares of common stock.

"Final Award" means shares of common stock, Restricted Stock Units, and/or cash awarded by the Compensation Committee under a Performance Unit.

"Ford" or "we" or "Company" means Ford Motor Company.

"Long-Term Incentive Plan" means Ford's 1998 or 2008 Long-Term Incentive Plan.

"Named Executives" means the executives named in the Summary Compensation Table on p. 52.

"NYSE" means the New York Stock Exchange, Inc.

"Performance Unit" means, under the Long-Term Incentive Plan, an award of the right to earn up to a certain number of shares of common stock, Restricted Stock Units, or cash, or a combination of cash and shares of common stock or Restricted Stock Units, based on performance against specified goals established by the Compensation Committee.

"Restricted Stock Unit" means, under the Long-Term Incentive Plan, the right to receive a share of common stock, or cash equivalent to the value of a share of common stock, when the restriction period ends, as determined by the Compensation Committee.

"SEC" means the United States Securities and Exchange Commission.

"Senior Convertible Notes" means the Ford Motor Company 4.25% Senior Convertible Notes due 2036 and the Ford Motor Company 4.25% Senior Convertible Notes due 2016.

"1998 Plan" means Ford's 1998 Long-Term Incentive Plan.

"2008 Plan" means Ford's 2008 Long-Term Incentive Plan.

ii

Ford Motor Company

Proxy Statement

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 10, 2012, beginning at 8:30 a.m., Eastern Time, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning March 30, 2012.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

What is a proxy statement?

It is a document that SEC regulations require that we make available to you when we ask you to vote your stock at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting, including the election of directors, ratification of the selection of the Company's independent registered public accounting firm, a non-binding shareholder advisory vote to approve the compensation of the Named Executives, and consideration of three shareholder proposals, if presented at the meeting. Also, management will report on the state of the Company and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the annual meeting is March 14, 2012. The record date is established by the Board of Directors as required by Delaware law. Holders of common stock and holders of Class B Stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the annual meeting?

Holders of common stock and holders of Class B Stock at the close of business on the record date may vote at the meeting. Holders of Senior Convertible Notes cannot vote at this meeting.

On March 14, 2012, 3,745,045,967 shares of common stock and 70,852,076 shares of Class B Stock were outstanding and, thus, are eligible to be voted.

 What are the voting rights of the holders of common stock and Class B Stock?

Holders of common stock and holders of Class B Stock will vote together without regard to class on the matters to be voted upon at the meeting. Holders of common stock have 60% of the general voting power. Holders of Class B Stock have the remaining 40% of the general voting power.

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

The number of votes for each share of Class B Stock is calculated each year in accordance with the Company's Restated Certificate of Incorporation. At this year's meeting, each outstanding share of Class B Stock will be entitled to 35.238 votes on each matter to be voted upon.

What is the difference between a shareholder of record and a "street name" holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company's stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in "street name."

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting:

  •
  over the telephone by calling a toll-free number;

  •
  electronically, using the Internet; or

  •
  by mailing in a proxy card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

If you are a Company employee or retiree participating in either of the Company's Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, then you may be receiving this material because of shares held for you in those plans. In that case, you should follow the instructions from the plan trustee on how to vote those shares. The trustee will vote the shares in accordance with your instructions and the terms of the plan. If you hold shares in any of these plans, the trustee will vote the shares held for you even if you do not direct the trustee how to vote. In these cases, the trustee will vote any shares for which the trustee does not receive instructions in the same proportion as the trustee votes the shares for which the trustee does receive instructions.

If you hold your shares in "street name," you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed, or explained how you can access, a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; or (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

 Can I vote my shares in person at the annual meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a "street name" holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

If you hold shares in either of the Company's Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, you cannot vote at the meeting. Your shares will be voted by the trustee of those plans as described on p. 2.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may vote against one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at p. 5.

For each of the other proposals, you may vote for the proposal, against the proposal, or abstain from voting on the proposal. These proposals are described in this proxy statement beginning at p. 69.

Proposals 1, 2, and 3 will be presented at the meeting by management, and the rest are expected to be presented by shareholders.

What are the Board's recommendations?

The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2012 (Proposal 2), FOR approval of the compensation of the Named Executives (Proposal 3), and AGAINST the shareholder proposals (Proposals 4 through 6).

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote them FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2012 (Proposal 2), FOR approval of the compensation of the Named Executives (Proposal 3), and AGAINST the shareholder proposals (Proposals 4 through 6).

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

  •
  by submitting written notice of revocation to the Secretary of the Company;

  •
  by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

  •
  by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal. The votes are computed for each share as described on p. 2.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as "shares present" at the meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified.

Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don't have discretionary voting authority and haven't received instructions as to how to vote on those proposals (so-called "broker non-votes") are not considered "shares present" and will not affect the outcome of the vote.

How can I attend the annual meeting?

If you are a shareholder of record and you plan to attend the annual meeting, please let us know by indicating in the appropriate place when you return your proxy. Please tear off the top portion of your proxy card where indicated and bring it with you to the meeting. This portion of the card will serve as your ticket and will admit you and one guest.

If you are a "street name" shareholder, tell your broker or nominee that you're planning to attend the meeting and would like a "legal proxy." Then simply bring that form to the meeting and we'll give you a ticket at the door that will admit you and one guest. If you can't get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your brokerage account statement showing that you owned Ford stock as of the record date, March 14, 2012.

Are there any rules regarding admission?

Each shareholder and guest will be asked to present valid government-issued picture identification, such as a driver's license or passport, before being admitted to the meeting. Cameras and audio and video recording devices will not be permitted at the meeting and attendees will be subject to security inspections. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door.

Are there any other matters to be acted upon at the annual meeting?

We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Election of Directors
(Proposal 1 on the Proxy Card)

Sixteen directors will be elected at this year's annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

William Clay Ford, who had been a member of the Board of Directors since 1948, retired from the Board effective May 12, 2005. As with previous years, the Board of Directors has again requested that Mr. Ford serve as Director Emeritus so that the Board can continue to avail itself of his wisdom, judgment and experience, and Mr. Ford has agreed to so serve. Mr. Ford is entitled to attend Board and committee meetings and participate in discussion of matters that come before the Board or its committees, although he is not entitled to vote upon any such matters and no longer receives compensation as a non-employee Board member.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Qualifications Considered for Nominees

Because Ford is a large and complex company, the Nominating and Governance Committee considers numerous qualifications when considering candidates for the Board. Among the most important qualities directors should possess are the highest personal and professional ethical standards, integrity, and values. They should be committed to representing the long-term interests of all of the shareholders. Directors must also have practical wisdom and mature judgment. Directors must be objective and inquisitive. Ford recognizes the value of diversity and we endeavor to have a diverse Board, with experience in business, government, education and technology, and in areas that are relevant to the Company's global activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should also be prepared to offer their resignation in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities as directors of the Company, including a change in their principal job responsibilities.

Each of the nominees for director is now a member of the Board of Directors, which met nine times during 2011. Each of the nominees for director attended at least 75% of the combined Board of Director and committee meetings held during the periods served by such nominee in 2011. The nominees provided the following information about themselves as of February 1, 2012. Additionally, for each director-nominee we have disclosed the particular experience, qualifications, attributes, or skills that led the Board to conclude that the nominee should serve as a director.

Nominees

Stephen G. Butler
Age: 64 — Director Since: 2004

Principal Occupation: Retired Chairman and Chief Executive Officer, KPMG, LLP

Recent Business Experience: Mr. Butler served as Chairman and CEO of KPMG, LLP from 1996 until his retirement on June 30, 2002. Mr. Butler held a variety of management positions, both in the United States and internationally, during his 33-year career at KPMG.

Current Public Company Directorships: Cooper Industries, PLC; ConAgra Foods, Inc.

Reasons for Nomination: The Board believes Mr. Butler's extensive experience in the accounting profession, both in the United States and internationally, as well as his executive experience as Chairman and CEO of KPMG for several years, provide Ford with financial expertise that has been instrumental in guiding the Company through its restructuring and that will be equally important as the Company grows. As Chair of the Audit Committee and its designated financial expert, Mr. Butler continues to add significant value to the goal of improving our balance sheet while fulfilling our financial reporting obligations accurately and transparently.

Kimberly A. Casiano
Age: 54 — Director Since: 2003

Principal Occupation: President, Kimberly Casiano & Associates, San Juan, Puerto Rico

Recent Business Experience: On January 1, 2010, Ms. Casiano established Kimberly Casiano & Associates, where she is President. The firm provides advisory services in marketing, recruiting, communications, advocacy, and diversity to target the U.S. Hispanic market. From 1994 until December 31, 2009, Ms. Casiano was President and Chief Operating Officer of Casiano Communications, a publishing and direct marketing company. From 1987 to 1994, she held a number of management positions within Casiano Communications in the periodicals and magazines and the bilingual direct marketing and call center divisions of the company. Ms. Casiano is a member of the Board of Directors of Mutual of America, the Board of Trustees of the Hispanic College Fund, and the Board of Advisors of the Moffitt Cancer Center.

Current Public Company Directorships: Mead Johnson Nutrition Company

Reasons for Nomination: The Board believes that Ms. Casiano's experience as President and COO of Casiano Communications and her current position as President of Kimberly Casiano & Associates provides the Company with unique insight into marketing and sales, particularly regarding the Hispanic community. This skill is important to Ford's attempt to grow our market share profitably.

Anthony F. Earley, Jr.
Age: 62 — Director Since: 2009

Principal Occupation: Chairman, Chief Executive Officer & President, PG&E Corp., San Francisco, California

Recent Business Experience: Mr. Earley became Chairman, Chief Executive Officer and President of PG&E Corporation on September 13, 2011. Previously, Mr. Earley was Executive Chairman of DTE Energy since October 2010. He had been Chairman and Chief Executive Officer of DTE Energy since 1998. Mr. Earley joined DTE Energy in 1994 as President and Chief Operating Officer. Prior to that time, Mr. Earley served as President and Chief Operating Officer of the Long Island Lighting Company, an electric and gas utility in New York. Mr. Earley is a director of the Nuclear Energy Institute and the Edison Electric Institute. Mr. Earley also served as a director for several charitable organizations including Cornerstone Schools, Detroit Zoological Society, Business Leaders for Michigan, and United Way for Southeastern Michigan. He also sits on the advisory board of the New York Stock Exchange and served as an officer in the United States Navy nuclear submarine program where he was qualified as a chief engineer officer. Within the past five years, Mr. Earley served on the board of Comerica, Inc., and DTE Energy.

Current Public Company Directorships: PG&E Corporation; Masco Corporation

Reasons for Nomination: The Board believes that, as Ford continues to develop hybrid and electric vehicles, Mr. Earley's experience as Chairman CEO and President of PG&E Corp., his leadership positions in the electric and nuclear industries, and his experience as a U.S. Navy officer, provide Ford with a uniquely qualified individual who can assist in the development of vehicles our customers want and value. In addition, Mr. Earley is able to provide valuable advice regarding the development of the electrical infrastructure needed to assist in the widespread acceptance of electric vehicles. As the Chairman and CEO of PG&E Corp., and formerly at DTE Energy, Mr. Earley also possesses significant leadership and general management expertise.

Edsel B. Ford II
Age: 63 — Director Since: 1988

Principal Occupation: Director and Consultant, Ford Motor Company

Recent Business Experience: Mr. Ford is a retired Vice President of Ford Motor Company and former President and Chief Operating Officer of Ford Motor Credit Company. He presently serves as a consultant to the Company.

Current Public Company Directorships: International Speedway Corporation

Reasons for Nomination: The Board believes that Mr. Ford's experience as President and COO of Ford Motor Credit Company, as well as his role as consultant to the Company, bring a deep knowledge of Ford's business to Board deliberations. Mr. Ford also adds significant value in various stakeholder relationships, including relationships with dealers, non-government organizations, employees, and the communities in which Ford has a significant presence. Mr. Ford's life-long affiliation with the Company provides the Board with a unique historical perspective and a focus on the long-term interests of the Company.

William Clay Ford, Jr.
Age: 54 — Director Since: 1988

Principal Occupation: Executive Chairman and Chairman of the Board of Directors, Ford Motor Company

Recent Business Experience: Mr. Ford has held a number of management positions within Ford, including Vice President — Commercial Truck Vehicle Center. From 1995 until October 30, 2001, Mr. Ford was Chair of the Finance Committee. Effective January 1, 1999, he was elected Chairman of the Board of Directors and effective October 30, 2001, he was elected Chief Executive Officer of the Company. Mr. Ford became Executive Chairman of the Company on September 1, 2006 and is the current Chair of the Finance Committee. Mr. Ford also is Vice Chairman of The Detroit Lions, Inc., Chairman of the Detroit Economic Club, and Trustee of The Henry Ford. He also is a member of the Boards of Business Leaders for Michigan and the Henry Ford Health System.

Current Public Company Directorships: eBay Inc.

Reasons for Nomination: The Board believes that Mr. Ford's extensive experience in various executive positions, service as CEO, and present service as Executive Chairman, provides the Board with unique insight regarding Company-wide issues. This experience, as well as in his role as Chairman of the Board, assist the Board in developing its long-term strategy, while his life-long affiliation with the Company reinforces the long-term interests of Ford and its shareholders. Mr. Ford's knowledge and experience also add significant value to the Company's relationship with its various stakeholders.

Richard A. Gephardt
Age: 71 — Director Since: 2009

Principal Occupation: President and Chief Executive Officer, Gephardt Group, Atlanta, Georgia

Recent Business Experience: Mr. Gephardt has been President and Chief Executive Officer since 2005 of Gephardt Group, LLC, a multi-disciplined consulting firm. He also served as Strategic Advisor for the Government Affairs practice group of DLA Piper, one of the world's largest legal services providers, and as a consultant to Goldman, Sachs & Co. Mr. Gephardt is the former Majority Leader of the U.S. House of Representatives and served 14 terms in Congress from 1976 until January 2005. While in Congress, he served on the Budget Committee and on the Ways and Means Committee. Mr. Gephardt was elected Chairman of the House Democratic Caucus in 1984; and he served as majority leader from 1989 to 1994. In 1994, he was elected House Democratic Leader, the top Democratic leadership position in the House. Mr. Gephardt also served as minority leader from 1995 to 2003. Within the past five years, Mr. Gephardt served on the board of Dana Holding Corporation.

Current Public Company Directorships: Centene Corporation; CenturyLink; Spirit Aerosystems Holding, Incorporated; United States Steel Corporation

Reasons for Nomination: The Board believes that Mr. Gephardt's distinguished career in public service provides the Board with important insight into the many government relations and international issues affecting Ford. Additionally, Mr. Gephardt's experience in business consulting provides Ford with unique knowledge of business challenges across a broad spectrum of industries.

James H. Hance, Jr.
Age: 67 — Director Since: 2010

Principal Occupation: Senior Advisor to the Carlyle Group, New York, New York

Recent Business Experience: Mr. Hance is the former chief financial officer and former vice chairman of Bank of America, where he retired in 2005 after 18 years with the company. A certified public accountant, Mr. Hance spent 17 years with Price Waterhouse (now PricewaterhouseCoopers) in Philadelphia and Charlotte. From August 1985 until December 1986, he was chairman and co-owner of Consolidated Coin Caterers Corp. In March 1987, Mr. Hance joined NCNB, a predecessor to Bank of America. Mr. Hance also is a trustee of Washington University in St. Louis and Johnson & Wales University, based in Providence, R.I. Mr. Hance is the non-Executive Chairman of the Board of Sprint Nextel Corp. and a senior advisor to the Carlyle Group. Within the past five years, Mr. Hance served on the boards of Rayonier, Inc. and EnPro Industries, Inc.

Current Public Company Directorships: Sprint Nextel Corp.; Cousins Properties Inc.; Morgan Stanley Corp.; and Duke Energy Corp.

Reasons for Nomination: The Board believes that Mr. Hance's extensive experience in the banking industry brings financial expertise to deliberations regarding the Company's balance sheet and liquidity. In addition, Mr. Hance's CPA background, his experience as a Chief Financial Officer, and his tenure as vice chairman of Bank of America, provide the Board with another experienced point of view in accounting, Audit Committee, and general operational matters.

William W. Helman IV
Age: 53 — Director Since: September 2011

Principal Occupation: General Partner, Greylock Partners, Cambridge, Massachusetts

Recent Business Experience: Mr. Helman joined Greylock Partners in 1984. Greylock is a venture capital firm focused on early stage investments in technology, consumer internet, and healthcare. Mr. Helman led Greylock's investments in Millennium Pharmaceuticals, Hyperion, Vertex Pharmaceuticals, and UPromise, among others, and today sits on the board of ZipCar. In addition, Mr. Helman serves on the Board of Trustees of Dartmouth College where he serves as Chair of the Investment Committee and on the Board of Harvard Management Company. He is on the Board of the Isabella Stewart Gardner Museum, the Steppingstone Foundation, the Dartmouth-Hitchcock Hospital, and is a member of the Harvard Medical School Board of Fellows.

Current Public Company Directorships: Zipcar, Inc.

Reasons for Nomination: The Board believes that Mr. Helman's experience as a venture capitalist in the technology, consumer internet, and healthcare industries will bring a unique perspective to Board deliberations concerning new technology investments, social media marketing, and dealing effectively with healthcare issues. These issues are becoming increasingly important as the auto industry adopts new technologies, develops solutions to personal mobility challenges, adapts to new social media techniques, and the country fully implements new federal healthcare legislation.

Irvine O. Hockaday, Jr.
Age: 75 — Director Since: 1987

Principal Occupation: Retired President and Chief Executive Officer, Hallmark Cards, Inc., Kansas City, Missouri

Recent Business Experience: Mr. Hockaday was President and CEO of Hallmark Cards, Inc. since January 1, 1986, and a director since 1978. He retired in December 2001. Within the past five years, Mr. Hockaday served on the Boards of Aquila, Inc., Dow Jones & Company, and Sprint Nextel Corp.

Current Public Company Directorships: Crown Media Holdings, Inc.; The Estee Lauder Companies, Inc.

Reasons for Nomination: The Board believes that Mr. Hockaday's experience as President and CEO of Hallmark Cards provides Ford with marketing and general management expertise. Mr. Hockaday's management of the Hallmark brand provides the Board with expertise in effective marketing strategies as Ford continues to implement its objective of growing market share profitably.

Jon M. Huntsman, Jr.
Age: 51 — Director Since: February 2012

Principal Occupation: Chairman of the Huntsman Cancer Foundation, Salt Lake City, Utah

Recent Business Experience: Governor Huntsman was appointed Chairman of the Huntsman Cancer Foundation on January 26, 2012. He was United States Ambassador to China from August 2009 until April 2011. Prior to that, Gov. Huntsman was twice elected Governor of Utah from 2005 to 2009. He began his public service career as a White House staff assistant to President Ronald Reagan and has since included appointments as Deputy Assistant Secretary of Commerce for Asia, U.S. Ambassador to Singapore, and Deputy U.S. Trade Representative. Gov. Huntsman is a founding director of the Pacific Council on International Policy and serves on the boards of the U.S. Naval Academy Foundation and the National Committee on U.S.-China Relations. He also has served on the boards of the Brookings Institute Asia Policy Board, the Center for Strategic and International Studies Pacific Forum, the Asia Society in New York, and the National Bureau of Asian Research.

Current Public Company Directorships: Huntsman Corporation

Reasons for Nomination: The Board believes that Gov. Huntsman brings a wealth of experience in the Asia Pacific region, where the Company intends to grow significantly in the coming years. Gov. Huntsman's knowledge and expertise will assist the Board in its deliberations concerning the expansion of Ford's business in this growth region.

Richard A. Manoogian
Age: 75 — Director Since: 2001

Principal Occupation: Chairman of the Board, Masco Corporation, Taylor, Michigan

Recent Business Experience: Mr. Manoogian has been with Masco since 1958, became Vice President and a member of the Board in 1964, President in 1968, and Chairman in 1985. Mr. Manoogian served as Chief Executive Officer of Masco from 1985 until he transitioned to Executive Chairman in July 2007. Effective June 30, 2009, Mr. Manoogian retired from the position of Executive Chairman of Masco. Mr. Manoogian is a member of the Board of Business Leaders for Michigan, The Henry Ford, and the Detroit Economic Club. Within the past five years, Mr. Manoogian served on the Board of JPMorgan Chase & Co.

Current Public Company Directorships: Masco Corporation

Reasons for Nomination: The Board believes that Mr. Manoogian's experience as Chairman and CEO of Masco provides the Board with overall general management expertise as well as experience in the successful development of multiple brands. Additionally, as an experienced CEO of a S&P 500 company, Mr. Manoogian brings a wealth of knowledge on executive compensation matters to his position as Chair of the Compensation Committee.

Ellen R. Marram
Age: 64 — Director Since: 1988

Principal Occupation: President, The Barnegat Group, LLC

Recent Business Experience: Ms. Marram is President of the Barnegat Group, LLC, a business advisory firm. From September 2000 through December 2005, Ms. Marram was Managing Director of North Castle Partners, LLC, a private equity firm. Ms. Marram previously served as President and CEO of Tropicana Beverage Group from September 1997 until November 1998, and had previously served as President of the Group, as well as Executive Vice President of The Seagram Company Ltd. and Joseph E. Seagram & Sons, Inc. Before joining Seagram in 1993, she served as President and CEO of Nabisco Biscuit Company and Senior Vice President of the Nabisco Foods Group from June 1988 until April 1993. Ms. Marram also is a member of the North American Advisory Board of Deutsche Bank. She is a trustee of Wellesley College and serves on a number of non-profit boards, including Institute for the Future, New York Presbyterian Hospital, and the Lincoln Center Theater. Within the past five years, Ms. Marram served on the board of Cadbury Schweppes plc.

Current Public Company Directorships: The New York Times Company; Eli Lilly and Company

Reasons for Nomination: The Board believes that Ms. Marram's general management and marketing experience in managing well-known consumer brands adds significant expertise to Ford's focus on strengthening our core brands. Additionally, Ms. Marram's experience in advising companies provides her with multiple perspectives on successful strategies across a variety of businesses. Ms. Marram also brings a keen understanding of corporate governance matters to her position as Chair of the Nominating and Governance Committee.

Alan Mulally
Age: 66 — Director Since: 2006

Principal Occupation: President and Chief Executive Officer, Ford Motor Company

Recent Business Experience: Mr. Mulally was elected President and Chief Executive Officer of Ford effective September 1, 2006. Since March 2001, Mr. Mulally had been Executive Vice President of the Boeing Company and President and Chief Executive Officer of Boeing Commercial Airplanes. He also was a member of the Boeing Executive Council. Prior to that time, Mr. Mulally served as President of Boeing's space and defense business. Mr. Mulally has served as co-chair of the Washington Competitiveness Council, and has sat on the advisory boards of NASA, the University of Washington, the University of Kansas, the Massachusetts Institute of Technology, and the U.S. Air Force Scientific Advisory Board. He is a member of the U.S. National Academy of Engineering and a fellow of England's Royal Academy of Engineering.

Reasons for Nomination: As Ford's President and CEO, the Board believes that Mr. Mulally continues to provide the strategic and management leadership necessary to create an exciting viable Ford delivering profitable growth for all. Mr. Mulally's experience at Boeing after September 11, 2001, evidenced his expertise in managing a company in the midst of a crisis by focusing its management on important business priorities, leading to a period of sustained growth. Mr. Mulally continues to use these skills to lead Ford in executing our ONE Ford Plan.

Homer A. Neal
Age: 69 — Director Since: 1997

Principal Occupation: Director, ATLAS Project, Professor of Physics, Interim President Emeritus, and Vice President for Research Emeritus, University of Michigan, Ann Arbor, Michigan

Recent Business Experience: Dr. Neal is director, University of Michigan ATLAS Project, Samuel A. Goudsmit Distinguished Professor of Physics, Interim President Emeritus and Vice President for Research Emeritus at the University of Michigan. He joined the University as Chairman of its Physics Department in 1987 and in 1993 was named Vice President of Research. Dr. Neal served as Interim President of the University of Michigan from July 1, 1996 to February 1, 1997. He has served as a member of the U.S. National Science Board, the Advisory Board of the Oak Ridge National Laboratory, as a Trustee of the Center for Strategic and International Studies and as a member of the Board of Regents of the Smithsonian Institution. Dr. Neal currently is a member of the Board of Trustees of the Richard Lounsbery Foundation and a member of the Advisory Board for the Lawrence Berkeley National Laboratory. He is also a member of the Board of Physics and Astronomy of the National Academy of Sciences and a member of the Council of the Smithsonian National Museum of African American History and Culture.

Reasons for Nomination: The Board believes that Dr. Neal's vast experience and knowledge in the field of science brings a unique skill to the Board. Dr. Neal's expertise has assisted our intellectual property management process through his presence on the Ford Board of Directors and on the board of managers of Ford Global Technologies, LLC. Additionally, as Chair of the Sustainability Committee, he continues to apply his unique scientific knowledge to the development and implementation of Ford's long-term sustainability strategy.

Gerald L. Shaheen
Age: 67 — Director Since: 2007

Principal Occupation: Retired Group President, Caterpillar, Inc., Peoria, Illinois

Recent Business Experience: Mr. Shaheen was appointed Group President of Caterpillar in November 1998 and had responsibility for the design, development and production of the company's large construction and mining equipment, as well as marketing and sales operations in North America, Caterpillar's components business, and its research and development division. Mr. Shaheen joined Caterpillar in 1967 and held a variety of management positions. Mr. Shaheen retired from Caterpillar effective February 1, 2008. Mr. Shaheen is a board member and past chairman of the U.S. Chamber of Commerce, a board member of the MS Society of Greater Illinois, Chairman of the Illinois Neurological Institute, and Chairman of the Board of Trustees of Bradley University. Within the past five years, Mr. Shaheen served on the board of National City Corporation.

Current Public Company Directorships: AGCO Corporation

Reasons for Nomination: The Board believes that Mr. Shaheen's extensive experience as a Group President at Caterpillar adds a depth of manufacturing and general management knowledge that is beneficial for an automobile manufacturer. His knowledge of marketing and sales, as well as experience in research and development, related to the manufacture and sale of products in a capital and labor intensive industry, provide valuable insight into Ford's efforts to build products our customers want and value.

John L. Thornton
Age: 58 — Director Since: 1996

Principal Occupation: Professor and Director, Global Leadership Program, Tsinghua University, Beijing, China

Recent Business Experience: Mr. Thornton retired as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc., on June 30, 2003. Mr. Thornton was appointed to that post in 1999 and formerly served as Chairman of Goldman Sachs — Asia from 1996 to 1998. He was previously Co-Chief Executive of Goldman Sachs International, the firm's business in Europe, the Middle East, and Africa. Mr. Thornton was elected non-Executive chairman of HSBC North America Holdings, Inc. in December 2008. He also is the Chairman of the Board of Trustees of the Brookings Institution. Within the past five years, Mr. Thornton served on the Boards of Intel, Inc. and Industrial Commercial Bank of China Limited.

Current Public Company Directorships: News Corporation; China Unicom Limited; HSBC Holdings, plc; Barrick Gold Corporation

Reasons for Nomination: The Board believes that Mr. Thornton's extensive experience in corporate finance matters is critical to achieving the ONE Ford goals of financing our plan, improving our balance sheet, and creating profitable growth for all. Also, Mr. Thornton's extensive knowledge of China brings to the Board valuable insight into what has become one of the world's most important automotive growth markets.

Committees of the Board of Directors

Audit Committee
Number of Members: 5 Members: Stephen G. Butler (Chair) Kimberly A. Casiano James H. Hance, Jr. Irvine O. Hockaday, Jr. Gerald L. Shaheen Number of Meetings in 2011: 11
Functions:
Selects the independent registered public accounting firm to audit Ford's books and records, subject to shareholder ratification, and determines the compensation of the independent registered public accounting firm.

At least annually, reviews a report by the independent registered public accounting firm describing: internal quality control procedures, any issues raised by an internal or peer quality control review, any issues raised by a governmental or professional authority investigation in the past five years and any steps taken to deal with such issues, and (to assess the independence of the independent registered public accounting firm) all relationships between the independent registered public accounting firm and the Company.

Consults with the independent registered public accounting firm, reviews and approves the scope of their audit, and reviews their independence and performance. Also, annually approves of categories of services to be performed by the independent registered public accounting firm and reviews and, if appropriate, approves in advance any new proposed engagement greater than $250,000.

Reviews internal controls, accounting practices, and financial reporting, including the results of the annual audit and the review of the interim financial statements with management and the independent registered public accounting firm.

Reviews activities, organization structure, and qualifications of the General Auditor's Office, and participates in the appointment, dismissal, evaluation, and the determination of the compensation of the General Auditor.

Discusses earnings releases and guidance provided to the public and rating agencies.

Review, at least annually, policies with respect to risk assessment and risk management.

Reviews, with the Office of the General Counsel, any legal or regulatory matter that could have a significant impact on the financial statements.

As appropriate, obtains advice and assistance from outside legal, accounting or other advisors.

Prepares an annual report of the Audit Committee to be included in the Company's proxy statement.

Assesses annually the adequacy of the Audit Committee Charter.

Reports to the Board of Directors about these matters.

Compensation Committee
Number of Members: 4 Members: Richard A. Manoogian (Chair) Anthony F. Earley, Jr. Ellen R. Marram John L. Thornton Number of Meetings in 2011: 8
Functions:
Establishes and reviews the overall executive compensation philosophy and strategy of the Company.

Reviews and approves Company goals and objectives related to the Executive Chairman and the President and CEO and other executive officer compensation, including annual performance objectives.

Evaluates the performance of the Executive Chairman and the President and CEO and other executive officers in light of established goals and objectives and, based on such evaluation, reviews and approves the annual salary, bonus, stock options, Performance Units, other stock-based awards, other incentive awards and other benefits, direct and indirect, of the Executive Chairman and the President and CEO and other executive officers.

Conducts a risk assessment of the Company's compensation policies and practices.

Considers and makes recommendations on Ford's executive compensation plans and programs.

Reviews the Compensation Discussion and Analysis to be included in the Company's proxy statement.

Prepares an annual report of the Compensation Committee to be included in the Company's proxy statement.

Assesses annually the adequacy of the Compensation Committee Charter.

Reports to the Board of Directors about these matters.

Finance Committee
Number of Members: 7 Members: William Clay Ford, Jr. (Chair) Edsel B. Ford II James H. Hance, Jr. William W. Helman IV Alan Mulally Homer A. Neal John L. Thornton Number of Meetings in 2011: 5
Functions:
Reviews all aspects of the Company's policies and practices that relate to the management of the Company's financial affairs, not inconsistent, however, with law or with specific instructions given by the Board of Directors relating to such matters.

Reviews with management, at least annually, the Annual Report from the Treasurer of the Company's cash and funding plans and other Treasury matters.

Reviews the strategy and performance of the Company's pension and other retirement and savings plans.

Performs such other functions and exercises such other powers as may be delegated to it by the Board of Directors from time to time.

Review, at least annually, policies with respect to financial risk assessment and financial risk management.

Assesses annually the adequacy of the Finance Committee Charter.

Reports to the Board of Directors about these matters.

Nominating and Governance Committee

Number of Members: 12
 Members:
    Ellen R. Marram (Chair)
    Stephen G. Butler
    Kimberly A. Casiano
    Anthony F. Earley, Jr.
    Richard A. Gephardt
    James H. Hance, Jr.
    William W. Helman IV
    Irvine O. Hockaday, Jr.
    Richard A. Manoogian
    Homer A. Neal
    Gerald L. Shaheen
    John L. Thornton

Number of Meetings in 2011: 6

 Functions:
Reviews and makes recommendations on:

•

the nominations or elections of directors; and

•

the size, composition, and compensation of the Board.

Establishes criteria for selecting new directors and the evaluation of the Board. Develops and recommends to the Board corporate governance principles and guidelines. Reviews the charter and composition of each committee of the Board and makes recommendations to the Board for the adoption of or revisions to the committee charters, the creation of additional committees, or the elimination of committees.

Considers the adequacy of the By-Laws and the Restated Certificate of Incorporation of the Company and recommends to the Board, as appropriate, that the Board: (i) adopt amendments to the By-Laws, and (ii) propose, for consideration by the shareholders, amendments to the Restated Certificate of Incorporation.

Considers shareholder suggestions for nominees for director (other than self-nominations). See Corporate Governance on p. 19.

Assesses annually the adequacy of the Nominating and Governance Committee Charter.

Reports to the Board of Directors about these matters.

Sustainability Committee

Number of Members: 8
 Members:
    Homer A. Neal (Chair)
    Kimberly A. Casiano
    Anthony F. Earley, Jr.
    Edsel B. Ford II
    William Clay Ford, Jr.
    Richard A. Gephardt
    William W. Helman IV
    Ellen R. Marram

Number of Meetings in 2011: 4

Functions:
Reviews environmental, public policy, and corporate citizenship issues facing the Company around the world.

Reviews annually with management the Company's performance for the immediately preceding year regarding stakeholder relationships, product performance, sustainability, and public policy.

Reviews with management the Company's annual Sustainability Report.

Assesses annually the adequacy of the Sustainability Committee Charter.

Reports to the Board of Directors about these matters.

Audit Committee Report

The Audit Committee is composed of five directors, all of whom meet the independence standards contained in the NYSE Listed Company rules, SEC rules and Ford's Corporate Governance Principles, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter may be found on the Company's website, www.corporate.ford.com. The Audit Committee selects, subject to shareholder ratification, the Company's independent registered public accounting firm.

Ford management is responsible for the Company's internal controls and the financial reporting process. The independent registered public accounting firm, PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), is responsible for performing independent audits of the Company's consolidated financial statements and internal controls over financial reporting and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee monitors the Company's financial reporting process and reports to the Board of Directors on its findings.

Audit Fees

The Company paid PricewaterhouseCoopers $35.7 million and $35.9 million for audit services for the years ended December 31, 2011 and 2010, respectively. Audit services consisted of the audit of the financial statements included in the Company's Annual Report on Form 10-K, reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, attestation of the effectiveness of the Company's internal controls over financial reporting, preparation of statutory audit reports, and providing comfort letters in connection with Ford and Ford Motor Credit Company funding transactions.

Audit-Related Fees

The Company paid PricewaterhouseCoopers $6.6 million and $5.4 million for audit-related services for the years ended December 31, 2011 and 2010, respectively. Audit-related services included support of funding transactions, due diligence for mergers, acquisitions and divestitures, employee benefit plan audits, attestation services, internal control reviews, and assistance with interpretation of accounting standards.

Tax Fees

The Company paid PricewaterhouseCoopers $4.4 million and $3.6 million for tax services for the years ended December 31, 2011 and 2010, respectively. The types of tax services provided included assistance with tax compliance and the preparation of tax returns, tax consultation, planning and implementation services, assistance in connection with tax audits, and tax advice related to mergers, acquisitions and divestitures. Of the fees paid for tax services, the Company paid 53% and 72% for tax compliance and the preparation of Company tax returns in 2011 and 2010, respectively.

All Other Fees

The Company paid PricewaterhouseCoopers $0.5 million for other services for the year ended December 31, 2011. The types of other services provided included advisory services to help support quantification of potential insurance claims and research analysis regarding new markets. The Company did not engage PricewaterhouseCoopers for any other services for the year ended December 31, 2010.

Total Fees

The Company paid PricewaterhouseCoopers a total of $47.2 and $44.9 million in fees for the years ended December 31, 2011 and 2010, respectively.

Auditor Independence

During the last year, the Audit Committee met and held discussions with management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with Ford management and PricewaterhouseCoopers the audited financial statements and the assessment of the effectiveness of internal controls over financial reporting contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, as well as by SEC regulations.

PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence. The Audit Committee discussed with PricewaterhouseCoopers such firm's independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

The Audit Committee also considered whether the provision of other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.

Annually, the Audit Committee pre-approves categories of services to be performed (rather than individual engagements) by PricewaterhouseCoopers. As part of this approval, an amount is established for each category of services (Audit, Audit-Related, and Tax Services). In the event the pre-approved amounts prove to be insufficient, a request for incremental funding will be submitted to the Audit Committee for approval during the next regularly scheduled meeting. In addition, all new engagements greater than $250,000 will be presented in advance to the Audit Committee for approval. A regular report is prepared for each regular Audit Committee meeting outlining actual fees and expenses paid or committed against approved fees.

Audit Committee
Stephen G. Butler (Chair) Kimberly A. Casiano James H. Hance, Jr. Irvine O. Hockaday, Jr. Gerald L. Shaheen

Corporate Governance

Ford has operated under sound corporate governance practices for many years. We believe it is important to disclose to you a summary of our major corporate governance practices. Some of these practices have been in place for many years. Others have been adopted in response to regulatory and legislative changes. We will continue to assess and refine our corporate governance practices and share them with you.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of twelve directors, all of whom are considered independent under the NYSE Listed Company rules and Ford's Corporate Governance Principles. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter may be found on Ford's website at www.corporate.ford.com.

Composition of Board of Directors/Nominees

The Nominating and Governance Committee recommends the nominees for all directorships. The Committee also reviews and makes recommendations to the Board on matters such as the size and composition of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. Between annual shareholder meetings, the Board may elect directors to vacant Board positions to serve until the next annual meeting.

The Board proposes to you a slate of nominees for election to the Board at the annual meeting. You may propose nominees (other than self-nominations) for consideration by the Committee by submitting the names, qualifications and other supporting information to: Secretary, Ford Motor Company, One American Road, Dearborn, MI 48126. Properly submitted recommendations must be received no later than November 30, 2012 to be considered by the Committee for inclusion in the following year's nominations for election to the Board. Your properly submitted candidates are evaluated in the same manner as those candidates recommended by other sources. All candidates are considered in light of the needs of the Board with due consideration given to the qualifications described on p. 5 under Election of Directors.

Identification of Directors

The Charter of the Nominating and Governance Committee provides that the Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. It has the sole authority to retain and terminate any search firm to be used to assist it in identifying and evaluating candidates to serve as directors of the Company. The Company on behalf of the Committee has paid fees to third-party firms to assist the Committee in the identification and evaluation of potential Board members.

The Committee identifies candidates through a variety of means, including search firms, recommendations from members of the Committee and the Board, including the Executive Chairman and the President and CEO, and suggestions from Company management. Our newest directors are William W. Helman IV and Jon M. Huntsman, Jr. Mr. Helman was first proposed to the Committee by an independent director, as was Gov. Huntsman. Both Mr. Helman and Gov. Huntsman were selected from among several names submitted by directors and following a review by a search firm. Mr. Helman and Gov. Huntsman were interviewed prior to their elections by the Chair of the Committee, the Chairman, and the President and CEO, and certain other Board members. Upon recommendation of the Committee, Mr. Helman was elected to the Board of Directors on September 7, 2011 and Gov. Huntsman was elected to the Board of Directors on February 8, 2012.

Director Independence

A majority of the directors must be independent directors under the NYSE Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted the following standards in determining whether or not a director has a material relationship with the Company. These standards are contained in Ford's Corporate Governance Principles and may be found at the Company's website, www.corporate.ford.com.

•
No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•
No director who is, or in the past three years has been, affiliated with or employed by the Company's present or former independent auditor can be independent until three years after the end of the affiliation, employment, or auditing relationship.

•
No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•
No director can be independent if he or she is receiving, or in the last three years has received, more than $100,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•
The following commercial, charitable and educational relationships will not be considered to be material relationships that would impair a director's independence:

(i)
if within the preceding three years a Ford director was an executive officer or employee of another company (or an immediate family member of the director was an executive officer of such company) that did business with Ford and either: (a) the annual sales to Ford were less than the greater of $1 million or two percent of the total annual revenues of such company, or (b) the annual purchases from Ford were less than the greater of $1 million or two percent of the total annual revenues of Ford, in each case for any of the three most recently completed fiscal years;

(ii)
if within the preceding three years a Ford director was an executive officer of another company which was indebted to Ford, or to which Ford was indebted, and either: (a) the total amount of such other company's indebtedness to Ford was less than two percent of the total consolidated assets of Ford, or (b) the total amount of Ford's indebtedness to such other company was less than two percent of the total consolidated assets of such other company, in each case for any of the three most recently completed fiscal years; and

(iii)
if within the preceding three years a Ford director served as an executive officer, director or trustee of a charitable or educational organization, and Ford's discretionary contributions to the organization were less than the greater of $1 million or two percent of that organization's total annual discretionary receipts for any of the three most recently completed fiscal years. (Any matching of charitable contributions will not be included in the amount of Ford's contributions for this purpose.)

Based on these independence standards and all of the relevant facts and circumstances, the Board determined that none of the following directors had any material relationship with the Company and, thus, are independent: Stephen G. Butler, Kimberly A. Casiano, Anthony F. Earley, Jr., Richard A. Gephardt, James H. Hance, Jr., William W. Helman IV, Irvine O. Hockaday, Jr., Jon M. Huntsman, Jr., Richard A. Manoogian, Ellen R. Marram, Homer A. Neal, Gerald L. Shaheen, and John L. Thornton.

Disclosure of Relevant Facts and Circumstances

With respect to the independent directors listed above, the Board considered the following relevant facts and circumstances in making the independence determinations:

From time to time during the past three years, Ford purchased goods and services from, sold goods and services to, or financing arrangements were provided by, various companies with which certain directors were or are affiliated either as members of such companies' boards of directors or, in the case of Ms. Casiano and Mr. Earley, as officers of such a company or, in the case of Gov. Huntsman, where an immediate family member serves as an officer of such a company. In addition to Ms. Casiano, Mr. Earley and Gov. Huntsman, these directors included Mr. Gephardt, Mr. Hance, Mr. Helman, Mr. Hockaday, Mr. Manoogian, Ms. Marram, Dr. Neal, and Mr. Thornton. The Company also made donations to certain institutions with which certain directors are affiliated. These included Ms. Casiano, Mr. Earley, Mr. Gephardt, Mr. Manoogian, and Dr. Neal. Additionally, companies with which Mr. Manoogian and Mr. Earley are or have been affiliated purchased products from Ford. None of the relationships described above was material under the independence standards contained in our Corporate Governance Principles.

In addition, Richard A. Manoogian is a member of the Board of Trustees of The Henry Ford, Mr. Earley until recently was a member of the board of United Way for Southeastern Michigan, and Mr. Manoogian is and until recently Mr. Earley was, a member of the Board of Directors of Business Leaders for Michigan, formerly known as Detroit Renaissance. The Company and its affiliates contributed to The Henry Ford and the United Way for Southeastern Michigan amounts that exceeded the greater of $1 million or two percent of those entities' total annual discretionary receipts during its three most recently completed fiscal years. It was further noted that in February 2008, Ford, with the approval of the Board, decided to invest up to $10 million over the following two to four years in the Business Leaders for Michigan's Venture Capital Fund I. Other large companies in Southeastern Michigan have also made monetary commitments to the fund in order to support local venture capital firms in Southeast Michigan. Pursuant to the Company's Corporate Governance Principles, the independent directors listed above (excluding Mr. Earley and Mr. Manoogian), considering all of the relevant facts and circumstances, determined that the Company's contributions to The Henry Ford, the United Way for Southeastern Michigan, and Business Leaders for Michigan, and the presence of Mr. Earley and Mr. Manoogian on those Boards, did not constitute a material relationship between Ford and Messrs. Earley and Manoogian. Consequently, these independent directors determined Messrs. Earley and Manoogian to be independent.

With respect to The Henry Ford, the directors gave due consideration to the composition of the Board of Trustees of The Henry Ford, which includes Edsel B. Ford II, William Clay Ford and William Clay Ford, Jr., and the Company's history of support for The Henry Ford, which predated Mr. Manoogian's service. Likewise, with respect to the United Way for Southeastern Michigan and Business Leaders for Michigan, the directors gave due consideration to the composition of the Board of Directors of Business Leaders for Michigan, which includes William Clay Ford, Jr., and James Vella, President of the Ford Fund, as well as those entities' mission to promote the welfare and economic development of Michigan, and the Company's history of contributions to those organizations and to the development of Michigan. In each case, the directors determined that the Company was not unduly influenced to make contributions to The Henry Ford, the United Way for Southeastern Michigan, or Business Leaders for Michigan because of Mr. Earley's or Mr. Manoogian's presence on those boards, nor was Mr. Earley or Mr. Manoogian unduly influenced by the contributions made by the Company to those organizations.

Corporate Governance Principles

The Nominating and Governance Committee developed and recommended to the Board a set of corporate governance principles, which the Board adopted. Ford's Corporate Governance Principles may be found on its website at www.corporate.ford.com. These principles include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a director retirement age and a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation, continuing education and a requirement that the Board and each of its Committees perform an annual self-evaluation. Although Messrs. Hockaday and Manoogian have reached the normal retirement age of 72 years, the Board has waived the retirement age for them as permitted under our Corporate Governance Principles. Shareholders may obtain a printed copy of the Company's Corporate Governance Principles by writing to our Shareholder Relations Department, Ford Motor Company, One American Road, Suite 1026, Dearborn, Michigan 48126-2798.

Leadership Structure

Ford determines the most suitable leadership structure from time to time. At present, the Board of Directors has chosen to separate the roles of CEO and Chairman of the Board of Directors. Alan Mulally is our President and CEO and William Clay Ford, Jr., is Chairman of the Board of Directors as well as our Executive Chairman. We believe this structure is optimal for Ford at this time because it allows Mr. Mulally to focus on the day-to-day operation of the business, in particular the implementation of our ONE Ford Plan, while allowing Mr. Ford to focus on leadership of the Board of Directors in addition to providing the Company with direction on Company-wide issues such as sustainability, personal mobility, and stakeholder relationships. Furthermore, the Board has appointed Irvine O. Hockaday, Jr., as our Presiding Independent Director. We believe this to be an important governance practice given that the Chairman of the Board, Mr. Ford, is not an independent director under our Corporate Governance Principles. Mr. Hockaday chairs the executive sessions of our independent directors and works with Mr. Ford and Mr. Mulally to ensure management is adequately addressing the matters identified by the Board. This structure optimizes the roles of CEO, Chairman, and the Presiding Independent Director and provides Ford with sound corporate governance practices in the management of its business.

Board's Role in Risk Management

The Board of Directors of the Company has overall responsibility for the oversight of risk management at Ford. Day-to-day risk management is the responsibility of management, which has implemented risk management processes to identify, manage and monitor risks that face the Company.

The oversight responsibility of the Board and its Committees is supported by Company management and the risk management processes that are currently in place. Ford has extensive and effective risk management processes, relating specifically to compliance, reporting, operating and strategic risks. Compliance risk encompasses matters such as legal and regulatory compliance (e.g., Foreign Corrupt Practices Act, environmental, OSHA/safety, etc.). Reporting risk covers Sarbanes-Oxley compliance, disclosure controls and procedures, and accounting compliance. Operating risk addresses the myriad of matters related to the operation of a complex company such as Ford (e.g., quality, supply chain, sales and service, financing and liquidity, product development and engineering, labor, etc.). Strategic risk encompasses somewhat broader and longer-term matters, including, but not limited to, technology development, sustainability, capital allocation, management development, retention and compensation, competitive developments, and geopolitical developments.

We believe that key success factors in the risk management at Ford include a strong risk analysis tone set by the Board and senior management, which is shown through their commitment to effective top-down and bottom-up communication (including communication between management and the Board and Committees), and active cross-functional participation among the Business Groups and Functional Skill Teams. More specifically, our Chief Executive Officer, Alan Mulally, has institutionalized a Business Plan Review and Special Attention Review process where, on a weekly basis (and more often where circumstances dictate), the senior leadership of the Company from each of the Business Groups and the Functional Skill Teams, reviews the status of the business, the risks presented to the business, (once again in the areas of compliance, reporting, operating and strategic risks), and develops specific plans to address those risks.

As noted above, the full Board of Directors has overall responsibility for the oversight of risk management at Ford and oversees operating risk management, with reviews at each of its regular Board meetings. The Board of Directors has delegated responsibility for the oversight of specific areas of risk management to certain Committees of the Board, with each Board Committee reporting to the full Board following each Committee meeting. The Audit Committee assists the Board of Directors in overseeing compliance and reporting risk. The Board, the Sustainability

Committee, the Compensation Committee, and the Finance Committee all play a role in overseeing strategic risk management.

Risk Assessment Regarding Compensation Policies and Practices

We conducted an assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. We reviewed and discussed the findings of the assessment with the Compensation Committee and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our ONE Ford Plan and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In conducting this review, we considered the following attributes of our programs:

•
Mix of base salary, annual bonus opportunities, and long-term equity compensation, with performance-based equity compensation opportunities for officers;

•
Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and incentivize performance results;

•
Inclusion of non-financial metrics, such as quality and market share metrics, and other quantitative and qualitative performance factors in determining actual compensation payouts;

•
Capped payout levels for both annual bonuses and performance-based stock awards for Named Executives — the Committee has negative discretion over incentive program payouts;

•
Use of 10-year stock options and equity awards that vest over time;

•
Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business; and

•
Stock ownership guidelines that are reasonable and align the interests of the executive officers with those of our shareholders. This discourages executive officers from focusing on short-term results without regard for longer-term consequences.

Our Compensation Committee considered compensation risk implications during its deliberations on the design of our executive compensation programs with the goal of appropriately balancing short-term incentives and long-term performance. In addition to the above, the Committee formally adopted a policy of recoupment of compensation in certain circumstances. The purpose of this policy is to help ensure executives act in the best interests of the Company. The policy requires any Company officer to repay or return cash bonuses and/or equity awards in the event: (i) the Company issues a material restatement of its financial statements and where the restatement was caused by such officer's intentional misconduct; (ii) such officer was found to be in violation of non-compete provisions of any plan or agreement; or (iii) such officer has committed ethical or criminal violations. The Committee will consider all relevant factors and exercise business judgment in determining any appropriate amounts to recoup up to 100% of any awards. The policy applies to awards under the Incentive Bonus Plan beginning with the 2010 performance period and to equity awards issued under the 2008 Plan beginning with grants made in 2011.

Policy and Procedure for Review and Approval of Related Party Transactions

Business transactions between Ford and its officers or directors, including companies in which a director or officer (or an immediate family member) has a substantial ownership interest or a company where such director or officer (or an immediate family member) serves as an executive officer ("related party transactions"), are not prohibited. In fact, certain related party transactions can be beneficial to the Company and its shareholders.

It is important, however, to ensure that any related party transactions are beneficial to the Company. Accordingly, any related party transaction, regardless of amount, is submitted to the Nominating and Governance Committee in advance for review and approval. All existing related party transactions are reviewed at least annually by the Nominating and Governance Committee. The Office of the General Counsel reviews all such related party transactions, existing or proposed, prior to submission to the Nominating and Governance Committee, and our General Counsel opines on the appropriateness of each related party transaction. The Nominating and Governance Committee may, at its discretion, consult with outside legal counsel.

Any director or officer with an interest in a related party transaction is expected to recuse himself or herself from any consideration of the matter.

The Nominating and Governance Committee's approval of a related party transaction may encompass a series of subsequent transactions contemplated by the original approval, i.e., transactions contemplated by an ongoing business relationship occurring over a period of time. Examples include transactions in the normal course between the Company and a dealership owned by a director or an executive officer (or an immediate family member thereof), transactions in the normal course between the Company and financial institutions with which a director or officer may be associated, and the ongoing issuances of purchase orders or releases against a blanket purchase order made in the normal course by the Company to a business with which a director or officer may be associated. In such instances, any such approval shall require that the Company make all decisions with respect to such ongoing business relationship in accordance with existing policies and procedures applicable to non-related party transactions (e.g., Company purchasing policies governing awards of business to suppliers, etc.).

In all cases, a director or officer with an interest in a related party transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.

Committee Charters/Codes of Ethics

The Company has published on its website (www.corporate.ford.com) the charter of each of the Audit, Compensation, Finance, Nominating and Governance, and Sustainability Committees of the Board, as well as its Code of Conduct Handbook, which applies to all officers and employees, a code of ethics for directors, and a code of ethics for the Company's chief executive officer as well as senior financial and accounting personnel. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by the Nominating and Governance Committee and any such waivers or amendments will be disclosed promptly by the Company by posting such waivers or amendments to its website. The Nominating and Governance Committee also reviews management's monitoring of compliance with the Company's Code of Conduct. Printed copies of each of the committee charters and the codes of ethics referred to above are also available by writing to our Shareholder Relations Department, Ford Motor Company, One American Road, Suite 1026, Dearborn, Michigan 48126-2798.

Executive Sessions of Non-Employee Directors

Non-employee directors ordinarily meet in executive session without management present at most regularly scheduled Board meetings and may meet at other times at the discretion of the Presiding Independent Director or at the request of any non-employee director. Currently, Irvine O. Hockaday, Jr., is the Presiding Independent Director for the executive sessions of non-management directors. Additionally, all of the independent directors meet periodically (but not less than annually) without management or non-independent directors present.

Audit Committee

The Charter of the Audit Committee provides that a member of the Audit Committee generally may not serve on the audit committee of more than two other public companies. The Board has designated Stephen G. Butler as an Audit Committee financial expert. Mr. Butler meets the independence standards for audit committee members under the

NYSE Listed Company and SEC rules. The lead partner of the Company's independent registered public accounting firm is rotated at least every five years.

Compensation Committee Operations

The Compensation Committee establishes and reviews our executive compensation philosophy and strategy and oversees our various executive compensation programs. The Committee is responsible for evaluating the performance of and determining the compensation for our Executive Chairman, the President and CEO, and other executive officers, and approving the compensation structure for senior management, including officers. The Committee is composed of four directors who are considered independent under the NYSE Listed Company rules and our Corporate Governance Principles. The Committee's membership is determined by our Board of Directors. The Committee operates under a written charter adopted by our Board of Directors. The Committee annually reviews the charter. A copy of the charter may be found on our website at www.corporate.ford.com.

The Committee makes decisions regarding the compensation of our officers that are Vice Presidents and above, including the Named Executives. The Committee has delegated authority, within prescribed share limits, to a Long-Term Incentive Compensation Award Committee (comprised of William Clay Ford, Jr., Alan Mulally, and L. W. K. Booth) to approve grants of options, Performance Units, Restricted Stock Units and other stock-based awards, and to the Annual Incentive Compensation Award Committee to determine bonuses, for other employees.

The Board of Directors makes decisions relating to non-employee director compensation. Any proposed changes are reviewed in advance and recommended to the Board by the Nominating and Governance Committee (see Director Compensation — 2012 Compensation on p. 30).

The Compensation Committee considers recommendations from Mr. Ford, Mr. Mulally, and the Group Vice President — Human Resources and Corporate Services, in developing compensation plans and evaluating performance of other executive officers. The Committee's consultant also provides advice and analysis on the structure and level of executive compensation. Final decisions on any major element of compensation, however, as well as total compensation for executive officers, are made by the Compensation Committee.

As in prior years, in 2011, the Committee engaged Semler Brossy Consulting Group, LLC, an independent compensation consulting firm, to advise the Committee on executive compensation and benefits matters. Semler Brossy is retained directly by the Committee and it has the sole authority to review and approve the budget of the independent consultant. Semler Brossy does not advise our management and receives no other compensation from us. The same Semler Brossy principal attended all eight of the Committee meetings in 2011. In addition, the Committee relied on survey data provided by the Towers Watson Executive Compensation Database. See Competitive Survey on pp. 37-38. Towers Watson does not assist the Compensation Committee in determining or recommending compensation of executive officers. Towers Watson is retained by Ford management, not the Committee.

Committee meetings typically occur prior to the meetings of the full Board of Directors. Bonus targets, bonus awards, stock option grants, Performance Unit grants, and Final Awards typically are decided at the February or March Committee meeting (see Timing of Awards on p. 47). Officer salaries are reviewed in March each year.

See the Compensation Discussion and Analysis on pp. 33-50 for more detail on the factors considered by the Committee in making executive compensation decisions.

The Committee reviews our talent and executive development program with senior management. These reviews are conducted periodically and focus on executive development and succession planning throughout the organization, at the Vice President level and above.

Our policy, approved by the Compensation Committee, to limit outside board participation by our officers, is shown below:

•
No more than 15% of the officers should be on for-profit boards at any given point in time.

•
No officer should be a member of more than one for-profit board.

Board Committees

Only independent directors serve on the Audit, Compensation, and Nominating and Governance Committees, in accordance with the independence standards of the NYSE Listed Company rules and the Company's Corporate Governance Principles. The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at the Company's expense.

Communications with the Board/Annual Meeting Attendance

The Board has established a process by which you may send communications to the Board. You may send communications to our Directors, including any concerns regarding Ford's accounting, internal controls, auditing, or other matters, to the following address: Board of Directors, Ford Motor Company, P.O. Box 685, Dearborn, MI 48126-0685 U.S.A. You may submit your concern anonymously or confidentially. You may also indicate whether you are a shareholder, customer, supplier, or other interested party. Communications relating to the Company's accounting, internal controls, or auditing matters will be relayed to the Audit Committee. A summary of the other communications will be relayed to the Nominating and Governance Committee. Communications will be referred to other areas of the Company for handling as appropriate under the facts and circumstances outlined in the communications. Ford will acknowledge receipt of all communications sent to the address above that disclose a return address. You may also find a description of the manner in which you can send communications to the Board on the Company's website (www.corporate.ford.com).

All members of the Board are expected to attend the annual meeting, unless unusual circumstances would prevent such attendance. Last year, of the fourteen then current members of the Board, thirteen attended the annual meeting. Mr. Helman and Gov. Huntsman joined the Board after the 2011 Annual Meeting.

Management Stock Ownership

Pursuant to SEC filings, the Company was notified that as of December 31, 2011, the entities included in the table below had more than a 5% ownership interest of Ford common stock, or owned securities convertible into more than 5% ownership of Ford common stock, or owned a combination of Ford common stock and securities convertible into Ford common stock that could result in more than 5% ownership of Ford common stock.

Name of Beneficial Owner	Address of Beneficial Owner	Ford Common Stock	Percent of Outstanding Ford Common Stock

State Street Corporation and certain of its affiliates*	State Street Financial Center One Lincoln Street Boston, MA 02111	398,622,112	10.7%

Evercore Trust Company, N.A.	55 East 52nd Street, 36th Floor New York, NY 10055	276,310,546	7.17%
*
State Street Bank and Trust Company is the trustee for Ford common stock in the Ford defined contribution plans master trust, which beneficially owns 7.2% of the common stock of Ford. In this capacity, State Street Bank and Trust Company has voting power over the shares in certain circumstances.

The following table shows how much Ford stock each director, nominee, and Named Executive beneficially owned as of February 1, 2012. No director, nominee or executive officer, including Named Executives, beneficially owned more than 0.60% of Ford's total outstanding common stock nor did any such person beneficially own more than 0.01% of Ford common stock units as of February 1, 2012. These persons held options exercisable on or within 60 days after February 1, 2012 to buy 35,705,967 shares of Ford common stock.

Name	Ford Common Stock(1)(2)	Ford Common Stock Units(3)	Ford Class B Stock	Percent of Outstanding Ford Class B Stock

L. W. K. Booth	2,962,138	66,312	0	0

Stephen G. Butler*	6,000	84,714	0	0

Kimberly A. Casiano*	6,927	85,049	0	0

Anthony F. Earley, Jr.*	36,000	25,631	0	0

Mark Fields	3,474,621	7,640	0	0

Edsel B. Ford II*	3,062,628	95,172	5,242,391	7.40

William Clay Ford, Jr.*	14,492,490	14,149	4,233,894	5.98

Richard A. Gephardt*	0	32,346	0	0

James H. Hance, Jr.*	50,000	14,299	0	0

William W. Helman IV*	20,000	5,855	0	0

Joseph R. Hinrichs	1,080,818	762	0	0

Irvine O. Hockaday, Jr.*	39,878	162,968	0	0

Jon M. Huntsman, Jr.*	0	0	0	0

Richard A. Manoogian*	103,496	93,353	0	0

Ellen R. Marram*	20,296	159,019	0	0

Alan Mulally*	22,356,027	0	0	0

Homer A. Neal*	10,588	96,502	0	0

Gerald L. Shaheen*	0	67,218	0	0

John L. Thornton*	33,820	185,126	0	0

All Directors and Executive Officers as a group (including Named Executives) (32 persons) beneficially owned 1.64% of Ford common stock or securities convertible into Ford common stock as of February 1, 2012	61,069,309	1,226,353	9,476,285	13.37%

*Indicates Directors

Notes

(1)For executive officers, included in the amounts for "All Directors and Executive Officers as a group" are Restricted Stock Units issued under the 2008 Plan as long-term incentive grants in 2011 and prior years for retention and other incentive purposes.

In addition, amounts shown include Restricted Stock Units issued under the 2008 Plan as follows: 5,366,437 units for Mr. Mulally; 458,830 units for L. W. K. Booth; 2,039,816 units for William Clay Ford, Jr.; 466,963 units for Mr. Fields; and 210,507 units for Mr. Hinrichs.

(2)Included in the stock ownership shown in the table above: Edsel B. Ford II has disclaimed beneficial ownership of 62,401 shares of common stock and 32,508 shares of Class B Stock that are either held directly by his immediate family, by charitable funds which he controls or by members of his immediate family in custodial or conservatorship accounts for the benefit of other members of his immediate family. William Clay Ford, Jr., has disclaimed beneficial ownership of 24,822 shares of common stock and 258,698 shares of Class B Stock that are either held directly by members of his immediate family or by members of his immediate family in custodial accounts for the benefit of other members of his immediate family. Present directors and executive officers as a group have disclaimed beneficial ownership of a total of 87,223 shares of common stock and 291,206 shares of Class B Stock.

Also, on February 1, 2012 (or within 60 days after that date), the Named Executives and directors listed below have rights to acquire shares of common stock through the exercise of stock options under Ford's stock option plans, as follows:

Person	Number of Shares
L. W. K. Booth	2,059,145
Mark Fields	2,543,489
William Clay Ford, Jr.	7,831,820
Joseph R. Hinrichs	768,222
Alan Mulally	14,220,355

Additionally, Mr. Manoogian pledged as security 100,000 shares of common stock held in a trust of which he is a trustee. William Clay Ford, Jr., has pledged 544,097 shares of common stock.

(3)In general, these are common stock units credited under a deferred compensation plan and payable in cash.

As of February 1, 2012, the persons included in the table below beneficially owned more than 5% of the outstanding Class B Stock.

Name	Address	Ford Class B Stock	Percent of Outstanding Ford Class B Stock

Lynn F. Alandt	Ford Estates, 2000 Brush, Detroit, MI 48226	7,935,679	11.20

Benson Ford, Jr.	Ford Estates, 2000 Brush, Detroit, MI 48226	4,197,354	5.92

Alfred B. Ford	Ford Estates, 2000 Brush, Detroit, MI 48226	3,631,193	5.13

William Clay Ford	Ford Estates, 2000 Brush, Detroit, MI 48226	6,242,392	8.81

David M. Hempstead, as Trustee of various trusts*	Ford Estates, 2000 Brush, Detroit, MI 48226	9,260,937	13.07

Voting Trust**	Ford Estates, 2000 Brush, Detroit, MI 48226	54,015,099	76.24
*
Mr. Hempstead disclaims beneficial ownership of these shares.

**
These Class B Stock shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, William Clay Ford, Jr., Benson Ford, Jr., and Alfred B. Ford are the trustees. The trust is of perpetual duration until terminated by the vote of shares representing over 50% of the participants and requires the trustees to vote the shares as directed by a plurality of the shares in the trust.

Section 16(a)
Beneficial Ownership Reporting Compliance

Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and executive officers were complied with for 2011 and prior years.

 Director Compensation(1)

(a)	(b)	(c)	(d)	(e)
Name*	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)	All Other Compensation(2) ($)	Total ($)

Stephen G. Butler	205,000	0	25,617	230,617

Kimberly A. Casiano	200,000	0	34,059	234,059

Anthony F. Earley, Jr.	200,000	0	24,301	224,301

Edsel B. Ford II	200,000	0	513,483	713,483

Richard A. Gephardt	200,000	0	24,455	224,455

James H. Hance, Jr.	200,000	0	23,440	223,440

William W. Helman IV	100,000	0	1,635	101,635

Irvine O. Hockaday, Jr.	210,000	0	23,067	233,067

Richard A. Manoogian	205,000	0	27,562	232,562

Ellen R. Marram	205,000	0	25,175	230,175

Homer A. Neal	205,000	0	43,742	248,742

Gerald L. Shaheen	200,000	0	27,670	227,670

John L. Thornton	200,000	0	31,510	231,510
*
Jon M. Huntsman, Jr. is not included in the table above because he joined the Board of Directors on February 8, 2012, and did not receive compensation in 2011.

(1)Standard Compensation Arrangements

Fees.    Effective as of January 1, 2010, the Board of Directors agreed that the following compensation will be paid to non-employee directors of the Company:

Annual Board membership fee	$200,000
Annual Committee chair fee	$5,000
Annual Presiding Director fee	$10,000

Deferred Compensation Plan.    Under this plan, 60% of a director's annual Board membership fee must be deferred in common stock units. Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units (if dividends are paid on common stock). These units are credited to the directors' accounts on the date common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semi-annually to the directors' accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are paid, at the director's option, either in a lump sum or in annual installments over a period of up to ten years. In light of the requirement that 60% of annual director fees are deferred into common stock units, and that directors do not realize the cash value of such units until after they leave the Board, there is no minimum share ownership requirement for members of the Board.

Insurance.    Ford provides non-employee directors with $200,000 of life insurance which ends when a director retires. Edsel B. Ford II does not participate in this plan because, as a former employee, he is entitled to $25,000 of Company-provided life insurance. The life insurance premiums paid by the Company for each director are reflected in the All Other Compensation in 2011 table below.

Evaluation Vehicle Program.    We provide non-employee directors with the use of up to two Company vehicles free of charge. Directors are expected to provide evaluations of the vehicles to the Company. The cost of providing these vehicles is included in the All Other Compensation in 2011 table below.

2012 Compensation.    On February 8, 2012, the Board of Directors approved an increase in Board annual retainer compensation to $250,000 from the current $200,000 and approved increases in the Presiding Director and Committee chair fees. The increases are effective from January 1, 2012. Consistent with present practice, 60% of total retainer compensation will be mandatorily deferred into Ford common stock units.

Specifically, the Board of Directors:

•
Approved an increase of $50,000 (from $200,000 to $250,000) in the annual retainer for Board service, while requiring 60% of the annual retainer ($37,500 at the end of each quarter — $150,000 per year) be deferred into Ford common stock units under the Deferred Compensation Plan for Non-Employee Directors.

•
Increased the Presiding Director fee to $25,000 from $10,000 (such fee could be deferred at the election of the Presiding Director).

•
Increased the annual Committee chair fee to $15,000 from $5,000 (such fee could be deferred at the election of each Committee chair).

A review of director compensation at companies similarly situated to Ford indicated that Ford was below the average and at about the median level paid to directors. The increase is consistent with Ford's philosophy of paying its directors near the top level of the leading companies in order to permit the Company to continue to attract quality directors in a very difficult environment.

Survey data also indicated that our fees for the Presiding Director position and the Committee chairs were below competitive levels. The Board approved the additional compensation for the Presiding Director and the chairs of each of the Committees, as shown above, to be reasonably competitive with leading companies.

(2)The following table summarizes the amounts shown in column (d).

All Other Compensation in 2011

Name	Fees(i) ($)	Perquisites/ Evaluation Vehicles(ii) ($)	Tax Reimbursement ($)	Life Insurance Premiums ($)	Total ($)

Stephen G. Butler		13,636	11,770	211	25,617

Kimberly A. Casiano		18,342	15,506	211	34,059

Anthony F. Earley, Jr.		13,968	10,122	211	24,301

Edsel B. Ford II	500,000	13,256	0	227	513,483

Richard A. Gephardt		13,394	10,850	211	24,455

James H. Hance, Jr.		12,513	10,716	211	23,440

William W. Helman IV		1,176	389	70	1,635

Irvine O. Hockaday, Jr.		14,127	8,887	53	23,067

Richard A. Manoogian		12,927	14,424	211	27,562

Ellen R. Marram		15,367	9,755	53	25,175

Homer A. Neal	12,000	18,954	12,577	211	43,742

Gerald L. Shaheen		13,681	13,778	211	27,670

John L. Thornton		17,378	13,921	211	31,510

(i)The amount shown for Edsel B. Ford II reflects the fees he earned pursuant to a January 1999 consulting agreement between the Company and Mr. Ford. Under the agreement, the consulting fee is $125,000 per calendar quarter. Mr. Ford is available for consultation, representation, and other duties under the agreement. Additionally, the Company provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days' notice. The amount shown for Dr. Neal reflects fees paid as a member of the board of managers of Ford Global Technologies, LLC, a wholly-owned entity that manages the Company's intellectual property. As a non-employee director of such board, Dr. Neal receives the customary fees paid to non-employee directors. Currently, the fees are: Annual Fee: $10,000, Attendance Fee: $1,000 per meeting. Dr. Neal attended both meetings of the board of managers of Ford Global Technologies, LLC, during 2011.

(ii)All amounts shown in this column reflect the cost of evaluation vehicles provided to Directors (see footnote (1) above) and the actual cost incurred for holiday gifts. We calculate the aggregate incremental costs of providing the evaluation vehicles by estimating the lease fee of a comparable vehicle under our Management Lease Program. The lease fee under that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance.

 Certain Relationships and Related Transactions

Since January 1993, Ford has had a consulting agreement with William Clay Ford. Under this agreement, Mr. Ford is available for consultation, representation, and other duties. For these services, Ford pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days' notice.

In February 2002, Ford entered into a Stadium Naming and License Agreement with The Detroit Lions, Inc., pursuant to which we acquired for $50 million, paid by us in 2002, the naming rights to a new domed stadium located in downtown Detroit at which the Lions began playing their home games during the 2002 National Football League season. We named the stadium "Ford Field." The term of the naming rights agreement is 25 years, which commenced with the 2002 National Football League season. Benefits to Ford under the naming rights agreement include exclusive exterior entrance signage and predominant interior promotional signage. In June 2005, the naming rights agreement was amended to provide for expanded Ford exposure on and around the exterior of the stadium, including the rooftop, in exchange for approximately $6.65 million to be paid in varying installments over the following ten years, of which $564,933 was paid during 2011. Beginning in 2005, the Company also agreed to provide to the Lions, at no cost, eight new model year Ford, Lincoln or Mercury brand vehicles manufactured by Ford in North America for use by the management and staff of Ford Field and the Lions and to replace such vehicles in each second successive year, for the remainder of the naming rights agreement. No cost was incurred during 2011 since this expense was incurred in 2009 for providing the vehicles for the 2009-2011 period. William Clay Ford is the majority owner of the Lions. In addition, William Clay Ford, Jr., is one of five minority owners and is a director and officer of the Lions.

Paul Alandt, Lynn F. Alandt's husband, owns two Ford-franchised dealerships and a Lincoln-franchised dealership. In 2011, the dealerships paid Ford about $124.9 million for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $23.6 million for services in the ordinary course of business. Also in 2011, Ford Motor Credit Company LLC, a wholly-owned entity of Ford, provided about $195.4 million of financing to the dealerships and paid $851,246 to them in the ordinary course of business. The dealerships paid Ford Credit about $188.6 million in the ordinary course of business. Additionally, in 2011 Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealerships in amounts of about $16.1 million and $64.6 million, respectively.

In March 2001, Marketing Associates, LLC, an entity in which Edsel B. Ford II has a majority interest, acquired all of the assets of the Marketing Associates Division of Lason Systems, Inc. Before the acquisition, the Marketing Associates Division of Lason Systems, Inc. provided various marketing and related services to the Company and this continued following the acquisition. In 2011, the Company paid Marketing Associates, LLC approximately $22.7 million for marketing and related services provided in the ordinary course of business.

Pursuant to SEC filings, the Company was notified that as of December 31, 2011, State Street Corporation, and its affiliate State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, MA 02111, owned 10.7% of our common stock. During 2011, the Company paid State Street Corporation and its affiliates approximately $8.6 million in the ordinary course of business.

Pursuant to SEC filings, the Company was notified that as of December 31, 2011, Evercore Trust Company, N.A., 55 East 52nd Street, 36th Floor, New York, NY 10055, owned approximately 7.17% of the Company's common stock. During 2011, the Company paid Evercore Trust Company, N.A. approximately $1.6 million in the ordinary course of business.

Compensation Discussion and Analysis (CD&A)
Executive Summary

In 2011, we accelerated our transformation to a growing company under our ONE Ford Plan. The key elements of the ONE Ford Plan are:

  1.
  Aggressively restructure our business to operate profitably at current demand and changing model mix.

  2.
  Accelerate the development of new products our customers want and value.

  3.
  Finance our plan and improve our balance sheet.

  4.
  Work together effectively as one team.

A.   The Company's Performance

It is important that we demonstrate to you that the ONE Ford Plan and the compensation programs that support it have improved our performance. The table below shows key accomplishments over the past three years:

	2009	2010	2011
Global Profits-Before Taxes ("PBT")*	$ 38.0 Mils.	$8.3 Bils.	$8.8 Bils.
Automotive Operating-Related Cash Flow**	$ (0.8) Bils.	$4.4 Bils.	$5.6 Bils.
Total Automotive Debt at Year-End	$ 33.6 Bils.	$19.1 Bils.	$13.1 Bils.
Total U.S. Market Share	15.3%	16.4%	16.5%

*
For reconciliation of our total profits-before-taxes to Generally Accepted Accounting Principles ("GAAP"), please refer to Appendix I.

**
For reconciliation of our Automotive Operating-Related Cash Flow to GAAP, please refer to Appendix II.

We have consistently improved results over a sustained period of time. These results have also driven shareholder return. The table below shows that Ford's total shareholder return over the past three and five years has exceeded the average total shareholder return of the S&P 500 and of our survey group companies (for a list of the companies in our survey group see p. 37).

	1-Year Total Shareholder Return	3-Year Total Shareholder Return	5-Year Total Shareholder Return
Ford	(35.9)%	369.9%	43.3%
S&P 500	2.1%	44.0%	(1.2)%
Average of Survey Group	0.2%	48.2%	11.3%

The tables above demonstrate that Ford's performance under the ONE Ford Plan has been exceptional during the 3-year and 5-year periods. 2011 presented significant challenges for the global economy, including the Japanese earthquake and tsunami, flooding in Thailand, volatile commodity prices, and the European debt crisis. These, and other macro-economic events, adversely affected the stock performance of most companies, especially those in the automotive sector. Despite these challenges, the first table above shows that during 2011 we increased global PBT, increased automotive operating-related cash flow, increased U.S. market share, and reduced automotive debt. While our 1-year stock performance suffered, we believe our 2011 performance clearly shows our management team performed exceedingly well in a difficult environment.

As further demonstration of our progress and confidence, we took two significant actions that benefited shareholders. First, we released almost all of the valuation allowance against net deferred tax assets in the fourth quarter 2011, which not only improves our balance sheet but shows confidence in our ongoing profitability. Second, we reinstated a dividend of $0.05 per share paid in the first quarter of 2012 to provide a direct financial return to our investors.

B.   How Compensation is Tied to Company Performance

As we have for many years, in 2011 we tied our executive compensation practices to performance against defined metrics tied to the ONE Ford objectives. The metrics used in our incentive plans have remained consistent for the past several years, and achievement of these metrics provided the basis for the compensation decisions for the Named Executives. Our global PBT and our global automotive operating-related cash flow in 2011 exceeded prior year numbers. Payouts under the Incentive Bonus Plan for the 2011 performance period, however, were less than the payouts for the 2010 performance period (see column (g) of Summary Compensation Table on p. 52). The lower payouts resulted because our 2011 targets for those metrics were more stringent than the 2010 targets. We base our targets on our business plan, and the payout under the Incentive Bonus Plan is based on performance against that plan. In 2010, we significantly exceeded our business plan and, thus, Incentive Bonus Plan payouts reflected our exceptional performance. In 2011, on a corporate basis, we exceeded our metrics for global PBT and global automotive operating-related cash flow but fell short of our targets on market share, quality and cost metrics (see 2011 Incentive Bonus Target and Performance Results on pp. 43-44). Consequently, Incentive Bonus Plan payouts are lower for the 2011 performance period than the 2010 performance period. This demonstrates our pay-for-performance philosophy (see Compensation Philosophy, Strategy, and Guiding Principles on pp. 35-36).

In 2011, we continued to align executive interests with yours by tying achievement of metrics to Final Awards of equity compensation. As indicated in column (e) of the Summary Compensation Table on p. 52, the amounts shown for stock awards increased significantly in 2011 compared to 2010, as this column includes the annual grants of Performance Units and the grants of Performance Units pursuant to the 2011 Incremental Incentive Grants (see Annual Performance Unit and Stock Option Grants and 2011 Incremental Incentive Grants on pp. 45-47). The entire amounts shown in column (e) were subject to performance conditions and, therefore, represented at-risk compensation. Consequently, even though it appears that the Named Executives actually received the amounts indicated, they did not, as this column (in accordance with SEC rules) merely represents the potential values of the awards assuming a certain level of performance against metrics is achieved. We think it is important for you to understand that these amounts must be earned by the Named Executives through the achievement of key metrics that will allow us to go further under the ONE Ford Plan and, as shown in the 2011 Performance Unit Performance Results Table on p. 46, 74% of the annual Performance Unit grants were earned for the 2011 performance period.

C.   Executive Compensation and Governance Practices

Underlying our compensation programs is an emphasis on sound governance practices. These practices include the independence of the Compensation Committee's consultant, stock ownership guidelines for officers, and a compensation clawback policy that requires any Company officer to repay or return cash bonuses and/or equity awards in certain circumstances (see Risk Assessment Regarding Compensation Policies and Practices on p. 23 and Compensation Committee Operations on p. 25). We reviewed and discussed the findings of a risk assessment of these and other compensation policies and practices with the Compensation Committee and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our ONE Ford Plan and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. Consequently, we did not make any significant changes to our executive compensation practices for 2011 as a result of our compensation risk analysis and none are planned for 2012.

Named Executive Officers

The Named Executives are:

  •
  Alan Mulally — President and Chief Executive Officer

  •
  L. W. K. Booth — Executive Vice President and Chief Financial Officer

  •
  William Clay Ford, Jr. — Executive Chairman

  •
  Mark Fields — Executive Vice President and President — The Americas

  •
  Joseph R. Hinrichs — Group Vice President and President — Asia Pacific and Africa

How We Determine Compensation

The following discussion of our compensation philosophy, strategy, and guiding principles provides you with the framework within which compensation programs are developed at Ford. Additionally, the discussion of the Company's compensation objectives and business strategy identifies for you those areas that are important in executing our ONE Ford Plan.

A.   Compensation Philosophy, Strategy, and Guiding Principles

Our Compensation Committee adopted the following Philosophy Statement with respect to all salaried employees:

  "Compensation and benefits programs are an important part of the Company's employment relationship, which also includes challenging and rewarding work, growth and career development opportunities, and being part of a leading company with a diverse workforce and great products. Ford is a global company with consistent compensation and benefits practices that are affordable to the business.

  Pay for performance is fundamental to our compensation philosophy. We reward individuals for performance and contributions to business success. Our compensation and benefits package in total will be competitive with leading companies in each country."

In addition, the Committee has approved the following Strategy Statement:

  "Compensation will be used to attract, retain, and motivate employees and to reward the achievement of business results through the delivery of competitive pay and incentive programs. Benefits provide employees with income security and protection from catastrophic loss. The Company will develop benefit programs that meet these objectives while minimizing its long-term liabilities."

The following Guiding Principles ensure our Philosophy and Strategy statements are applied consistently across the business for our salaried employees. They work together — no one principle is more important than any other, and business judgment is used to balance them to ensure our compensation and benefit programs are effective.

Principle	Overall Objective

Performance Orientation	Compensation programs should support and reinforce a pay-for-performance culture. They should motivate and reward employees for achieving desired business results. Benefit programs should provide income security and support/protect for catastrophic loss.

Competitive Positioning	Competitive compensation and benefit programs are critical to attracting, motivating and retaining a high performing workforce. We target the average competitive level of automotive and other leading companies within the national market, including large automotive, leading multinational and other selected companies, as appropriate. Competitiveness will be measured based on program value to employees relative to the comparator group. When business conditions are such that our incentive programs do not provide competitive compensation on a longer-term basis, we will utilize short- and long-term retention programs to ensure the Company retains key employees who enable the Company to respond successfully to financial and operational challenges.

Affordability	Compensation and benefits must be affordable to the Company over the medium- to long-term. To the extent possible, compensation and benefit programs will not fluctuate significantly based on short-term business conditions.

Desired Behaviors	Compensation and benefit programs should support the Company's business performance objectives and promote desired behaviors.

Flexibility	Compensation, benefit, and other related programs should take into account workforce diversity and provide meaningful individual choice where appropriate.

Consistency and Stability	It is a Company objective to provide consistent and stable programs globally (subject to legal, competitive and cultural constraints), particularly for higher level positions. Compensation and benefit programs should have a high degree of consistency within countries (i.e., among various pay levels and employee groups) and should not fluctuate significantly year-over-year. Programs may vary when competitively driven.

Delivery Efficiency	Compensation, benefit, and other related programs should be understandable and easy to administer while leveraging economies of scale and technology. They should be implemented in a consistent, equitable, and efficient manner. Programs will be delivered in a manner that is tax-effective to the Company and employees as far as practicable.

Delivery Effectiveness	Clearly defined metrics should be developed for compensation, benefit, and other related programs that are aligned with corporate business performance metrics. Metrics are designed and utilized to measure and continually improve business results.

The Philosophy and Strategy statements and Guiding Principles are reviewed by the Committee on a regular basis and there were no material changes made in 2011.

In keeping with the above, our total direct compensation for Named Executives consisting of base salary, annual cash incentive, and long-term equity, is heavily weighted towards performance. Base salary represents 25% or less of each Named Executive's target opportunity, and a majority of executive compensation is contingent on meeting incentive plan metrics.

B.   ONE Ford

As noted above, one of the primary objectives of our compensation program is to drive executive behavior to accomplish key strategic goals. Our President and Chief Executive Officer, Alan Mulally, further developed the Company's strategic priorities under the strategy of ONE Ford. ONE Ford provides a single definition of not only what we need to accomplish but how we need to deliver those accomplishments to achieve success globally. ONE Ford aligns our efforts toward a common definition of success, which includes One Team executing One Plan to deliver One Goal — an exciting, viable Ford delivering profitable growth for all.

Given these priorities, the Committee decided to emphasize global profitability and total Automotive operating-related cash flow in our incentive plans for 2011. Additionally, the Committee emphasized business unit cost performance, quality, and market share metrics in our incentive plans.

As discussed in greater detail below, performance in these critical areas drove the compensation decisions related to our Incentive Bonus Plan and Performance Units for Named Executives for 2011. For more detail on these metrics and how they were used in our incentive programs, refer to Incentive Bonuses on pp. 41-44 and Annual Performance Unit and Stock Option Grants on pp. 45-47. This compensation structure is consistent with our compensation Philosophy, Strategy, and Guiding Principles of performance orientation, flexibility, competitive positioning, affordability, and reinforcing desired behaviors.

C.   Competitive Survey

In December 2011, the Committee reviewed a report on Ford's compensation programs for executives. The Company utilized the Towers Watson Executive Compensation Database as the data source for the Company's analysis of executive compensation. The survey group compensation data was collected during the second quarter of 2011 and, therefore, reflected any bonuses paid in early 2011 for 2010 performance, as well as equity grants made in early 2011. The report discussed how our executive compensation program compared with those of peer companies on base salary, bonus, long-term incentives, and total direct compensation.

In consultation with the Committee's independent consultant, the following criteria were established in 2009 and used in the selection of the recommended peer group companies:

  •
  Member of the Fortune 100.

  •
  Similar primary business to Ford and/or similar business model (e.g., engineering, manufacturing, sales, financial services, job matches).

  •
  Particular line of business will comprise no more than 20% of the total peer group.

  •
  Must participate in the Towers Watson survey process.

The above criteria ensure that the chosen executive compensation peer group will be representative of Ford's market for talent. Changes to the peer group are typically minimized in order to support data stability and reliability.

We believe it is appropriate to include General Motors and Chrysler, even though they have government imposed pay restrictions, in our comparator survey group because they are our closest domestic competitors. Our non-U.S. based competitors, such as Nissan, Toyota, and Honda, do not participate in the Towers Watson survey process. In addition to General Motors and Chrysler, our peer group also included 20 leading companies in other industries*:

3M	ConocoPhillips	General Electric	Lockheed Martin
Alcoa	Dow Chemical	Hewlett-Packard	PepsiCo
Boeing	DuPont	Honeywell	Pfizer
Caterpillar	ExxonMobil	IBM	United Technologies
Chevron	General Dynamics	Johnson & Johnson	Valero

*Procter & Gamble is typically included in our survey group; however, it did not meet the timing requirements to be included in the Towers Watson survey results this year.

While the Committee uses the survey data as a reference point, it is not, and was not in 2011, the sole determining factor in executive compensation decisions. We generally seek to provide total compensation opportunities at or around the survey group's median total compensation. Consistent with our compensation Guiding Principles discussed above, we incorporate flexibility into our compensation programs to respond to, and adjust for, changes in the business/economic environment and individual accomplishments, performance and circumstances.

The survey did not yield results on Mr. Ford's position and, consequently, his compensation was excluded from our analysis of how the total direct compensation of our Named Executives compares to that of the survey group. The 2011 survey results indicated that the actual total direct compensation for Mr. Mulally was significantly above the median; for Messrs. Booth and Fields, total direct compensation was above the median; and for Mr. Hinrichs, total direct compensation was approximately at the median. Because we overachieved for our Incentive Bonus Plan for 2010 performance, actual cash compensation for the Named Executives was above the median of the survey group. Also, equity-based compensation was below the median on average, except for Mr. Mulally, whose equity-based compensation was above the median (see Equity-Based Compensation on pp. 45-47 for a discussion of how equity compensation affected the compensation of the Named Executives).

An analysis of how each element of compensation listed below compared to the survey data for 2011, as well as how the factors described above, including the competitive survey data review, affected Named Executive compensation decisions during 2011, is included in the discussion of each element.

D.   Internal Pay Equity and Equity-Value Accumulation Analyses

Each year, the Committee reviews the amount of all components of compensation of our executive officers. This review includes data on salary, annual bonuses, and equity-based awards, as well as qualitative data on perquisites. The Committee also takes into account relative pay considerations within the officer group and data covering individual performance. The Committee uses this analysis to assist it in ensuring internal equity among the executive officer group. The Committee did not take any actions related to the Named Executives in 2011 as a result of this analysis.

The Committee also considers the potential value of outstanding equity grants and uses this information as one data-point in evaluating equity compensation grants. For instance, the Committee reviewed the value of equity-based awards at certain price levels of Ford stock. The analysis included the following:

  •
  "in-the-money" stock options;

  •
  unvested Restricted Stock Units;

  •
  2011 Performance Unit grant; and

  •
  2011 Incremental Incentive Grants.

The Committee uses this analysis to evaluate the accumulated wealth and retention value in equity of the Named Executives in light of the Company's change in market value. Given our performance during the past three years, the Committee believes our equity-based incentive programs are appropriate to attract, motivate and retain executives, as well as incentivize executives to accomplish our ONE Ford objectives.

E.   Management Recommendations

The Committee considers recommendations from Mr. Ford, Mr. Mulally, and the Group Vice President — Human Resources and Corporate Services, in developing compensation plans and evaluating performance of other executive officers. The Committee's consultant also provides advice and analyses on the structure and level of executive compensation (see Compensation Committee Operations on p 25). As noted in How We Determine Compensation — B. ONE Ford above, Mr. Mulally established the ONE Ford corporate priorities. Our senior leadership team developed the 2011 business plan metrics and targets to support our ONE Ford priorities. Our Human Resources and Finance departments developed the incentive plan performance weightings and targets in support of the business plan and ONE Ford. Final decisions on the design of our incentive plans and any major element of compensation, however, as well as total compensation for each executive officer, were made by the Compensation Committee.

What We Pay and Why We Pay It

The table below lists the on-going elements of our total compensation program and why we provide these elements:

Elements of Compensation	Why We Provide

• Salaries	• attract, retain and motivate executives to achieve key business priorities and objectives • provide income certainty

• Incentive Bonuses	• attract, retain and motivate executives to achieve key business priorities and objectives • hold executives accountable for performance against near-term business objectives

• Performance Unit and Stock Option Grants

•

attract, retain and motivate executives to achieve key business priorities and objectives

•

encourage executive stock ownership

•

hold executives accountable for performance against targets

•

focus executive behavior on Ford's long-term success

•

align executive interests with shareholder interests

• Other Benefits, including Perquisites	• attract, retain and motivate executives • enhance executive productivity • support development of our products (evaluation vehicles)

• Retirement Plans	• provide income security for retirement • retain executives

Each compensation element is aligned with the Philosophy, Strategy and Guiding Principles discussed on pp. 35-36.

To achieve our objectives and to support our business strategy, compensation paid to our executives is structured to ensure that there is an appropriate balance among the various forms of compensation. The Committee attempts to strike appropriate balances by analyzing the competitive market for executive talent, our business results and forecasts, and our key strategic goals for the year. The charts below show the various balances we achieved among our executive officer group (with and without any incremental equity grants) compared to the balances achieved by the survey group:

Ford	Comparator Group Median

As the charts indicate, cash compensation makes up a higher percentage of our executives' compensation than that of the comparator group's median whether or not any incremental equity grants are included (see 2011 Incremental Incentive Grants on p. 47). This result is primarily due to: (i) the salaries for the Named Executives are above the median of the survey group; and (ii) the 2010 Incentive Bonus Plan payouts were higher than the 2010 targets because of our exceptional performance against metrics for the 2010 performance year.

Annual Compensation

Annual compensation for our executives includes salary and cash incentive bonus, if earned, paid in cash.

A.   Salaries

When considering increases to base salaries, the Compensation Committee takes into account the following factors:

  •
  the individual's job duties, performance and achievements;

  •
  similar positions of responsibility within the Company (internal pay equity);

  •
  job tenure, time since last salary increase, retention concerns and critical skills; and

  •
  level of pay compared to comparable positions at companies in the survey group.

The Compensation Committee reviews salaries of the Named Executives annually and at the time of a promotion or other major change in responsibilities. Our competitive survey results for 2010 indicated that salaries were competitive for our salaried personnel, including the Named Executives. In light of this analysis and as part of our objective to control costs, there were no increases to salaries (annual merit or otherwise) for any of the Named Executives in 2011. Messrs. Ford and Mulally voluntarily reduced their salaries for 2009 and 2010; their salaries returned to the 2008 level at $2 million per year effective January 1, 2011.

Throughout 2011, the salaries for the Named Executives were above the median of the survey group. We believe that paying base salaries at the high end of the competitive survey is appropriate to retain executives throughout the business cycle because cash compensation and/or total compensation may be much lower than competitive levels at certain times during the business cycle (see Competitive Survey on pp. 37-38). The relative salary level is also explained by the fact that Ford is generally larger and more complex than many of the companies in the survey group, with world-wide operations, and a capital intensive business involving complex products with long product development timelines.

B.   Incentive Bonuses

Because of our improved performance over the 3-year to 5-year periods, the Committee decided to maintain the current structure of our Incentive Bonus Plan for the 2011 performance period. The metrics and weightings under our Incentive Bonus Plan further our ONE Ford Plan by incentivizing executives to accomplish key metrics and promote teamwork across the global organization.

In 2011, for Named Executives whose primary responsibilities involved a particular business unit, the Committee set a formula that was based on the following metrics (weighting of each metric in parenthesis):

  •
  global profits-before-taxes (PBT) (35%);

  •
  global Automotive operating-related cash flow (35%);*

  •
  relevant business unit cost performance (10%);

  •
  relevant business unit market share (10%); and

  •
  relevant business unit quality (10%).

The Committee determined that this structure best took into account Company as well as individual performance for those Named Executives responsible for specific business units.

Those Named Executives whose duties are of a global nature were placed in the "Corporate" business unit. For these executives, the performance metrics used for 2011 were the following (weighting of each metric in parenthesis):

  •
  global PBT (35%);

  •
  global Automotive operating-related cash flow (35%);*

  •
  total cost performance (10%);

  •
  a weighted average of all business unit market share performance (10%); and

  •
  a weighted average of all business unit quality performance (10%).

*
We define total Automotive operating-related cash flow as automotive pre-tax profits (excluding special items as detailed in Ford's Annual Report on Form 10-K for the year ended December 31, 2011) adjusted for the following:

•
less: capital spending (additional cash outflow);

•
add back: depreciation and amortization (non-cash expense);

•
add/deduct: changes in receivables, inventory, and trade payables; and

•
other — primarily expense and timing differences.

The following are excluded in the calculation of total Automotive operating-related cash flow:

  •
  pension plan contributions;

  •
  employee separation payments; and

  •
  tax payments from affiliates.

The Committee chose these metrics because they supported our ONE Ford Plan. The Named Executives, their respective business unit, and Incentive Bonus targets are as follows:

Named Executive	Business Unit	Target as % of Salary
Alan Mulally	Corporate	175%*
L. W. K. Booth	Corporate	100%*
William Clay Ford, Jr.	Corporate	$1 million**
Mark Fields	The Americas	100%*
Joseph R. Hinrichs	Asia Pacific and Africa	82%*

*
In 2006, the Committee established targets for executive officers based on the individual's level of responsibility, competitive compensation data, pay equity considerations among the executive officers, past target amounts, as well as the need for flexibility to motivate and reward exceptional performance while maximizing the deductibility of compensation by following the shareholder approved terms of the Incentive Bonus Plan. When Mr. Mulally joined Ford in 2006, the Committee agreed that his 2007 Incentive Bonus Plan target would be 175% of his salary of $2 million. The bonus target for Mr. Mulally is above the Survey group's median while the targets for Messrs. Booth, Fields, and Hinrichs are at the survey group's median.

**
In 2008, the Committee reduced Mr. Ford's Incentive Bonus target from 175% of salary to $1 million and increased his equity-based compensation target. The Committee believes this arrangement is more appropriate for the position of Executive Chairman and focuses his efforts on long-term objectives.

The amount earned under the Incentive Bonus Plan was determined pursuant to a pre-established sliding scale, based on various levels of achievement for each metric. If minimum performance levels had not been met for all metrics, the payout would have been zero. The maximum extent to which a performance metric could be achieved was 200% of the target. The Committee believes that a scale which allows a maximum award of 200% of target incentivizes executive behavior to exceed business objectives.

For the business units in which Named Executives participated, the following table shows the performance metric, the target, and the performance results for 2011.

 2011 Incentive Bonus Target and Performance Results

Performance Metric	2011 Target	Performance Results (% of Target Achieved)

Global PBT* ($ Millions)	$8,675	110%

Global Automotive Operating-Related Cash Flow* ($ Millions)	$4,472	169%

Cost Performance* ($ Millions)
Corporate	$(4,653)	0%
The Americas	$(3,880)	0%
Asia Pacific and Africa	$(346)	78%
Europe	$(427)	135%

Market Share**
Corporate	****	8%
The Americas	13.70%	6%
Asia Pacific and Africa	3.40%	58%
Europe	8.71%	0%

Quality***
Corporate		55%
Things-Gone-Wrong % YOY Improvement (50)%	****
Warranty Spending % YOY Improvement (50)%	****
The Americas		33%
Things-Gone-Wrong % YOY Improvement (50)%	9.02%
Warranty Spending % YOY Improvement (50)%	(7.36)%
Asia Pacific and Africa		200%
Things-Gone-Wrong % YOY Improvement (50)%	7.03%
Warranty Spending % YOY Improvement (50)%	(6.53)%
Europe		76%
Things-Gone-Wrong % YOY Improvement (50)%	13.52%
Warranty Spending % YOY Improvement (50)%	11.79%
*
Excludes special items as detailed in Ford's Annual Report on Form 10-K for the year ended December 31, 2011.

**
The Market Share metric for each of the business units was based on a weighted average of the market share for each market within a particular business unit. The Americas metric was based on 4 markets; the Asia Pacific and Africa metric was based on 5 markets; and the Europe metric was based on 19 markets. The weightings for each market within the business unit were based on the industry volumes of the markets within the relevant business unit.

***
The Quality metrics for the relevant business units were developed from our Warranty Spending data and industry survey data that measured Things-Gone-Wrong. To better understand the Quality metrics, we show the targets as the year-over-year improvement to be achieved. The actual targets for the Things-Gone-Wrong metrics were the number of Things-Gone-Wrong for each relevant business unit and, in some cases, sub-business units. The Warranty Spending targets had a similar design. Because showing the actual metrics would be unwieldy and not enhance your understanding of the target to be achieved, we have translated the Things-Gone-Wrong and Warranty Spending targets into year-over-year improvement targets for each relevant business unit.

****
The Corporate business unit did not have a formal target for the Market Share and Quality metrics. Instead, performance for the Corporate Market Share and Quality metrics was a weighted average of the other business units' market share and quality performance. The weightings for Corporate Market Share and Quality metrics were as follows: The Americas — 67.7%; Ford of Europe — 25.5%; and Asia Pacific and Africa — 6.8%. These weightings were based on the planned net revenues of the relevant business units for 2011.

The table below shows the total performance results for each of our business units. In order to increase our transparency, we chose to show results for our European business unit because it impacts the results of the Corporate business unit. Based on the performance against each metric's targets within the relevant business unit shown above, the Committee calculated the percent of the total target award earned for that business unit.

2011 Incentive Bonus Plan Performance Results
(% of Target Achieved)

Business Unit	Total Performance Results (Total % of Target Award Achieved)

Corporate	104%

The Americas	101%

Asia Pacific and Africa	131%

Europe	119%

The Committee decided to pay out the Incentive Bonus Plan awards to the Named Executives according to the formula percentages in the table above (see column (g) of the Summary Compensation Table on p. 52).

C.   Incremental Bonuses

Our results relative to the 2011 Incentive Bonus Plan metrics represent continued progress toward our primary ONE Ford objective of becoming an exciting viable Ford delivering profitable growth for all. This progress required exceptional performance by the Named Executives. In February 2012, the Committee created an individual performance fund which allows the Committee to recognize and reward Named Executives with incremental bonuses beyond the Incentive Bonuses earned in a performance year (see column (d) of the Summary Compensation Table on p. 52).

The maximum incremental bonus a Named Executive may be paid is 50% of the person's Incentive Bonus Award. The incremental bonus payout depends on the annual performance ratings for a Named Executive, which depend upon the individual's performance against his or her personal objectives for the relevant year and his or her demonstration of the ONE Ford behaviors of: functional and technical excellence; working together; role modeling Ford values; and delivering results.

Each of the Named Executives who received an incremental bonus played an integral role in the continued improvement in our balance sheet, global Automotive operating-related cash flow, and profitability during 2011. In determining the incremental bonus to be awarded to each Named Executive the Committee considered the following factors:

Mr. Mulally set the strategic direction and accelerated our ONE Ford Plan which significantly increased our Automotive operating-related cash flow and achieved our highest reported net income in more than 10 years. Under Mr. Mulally's leadership, the Company also significantly reduced its debt and began paying a dividend to shareholders in the first quarter of 2012. Additionally, he continued to sustain an environment of teamwork among the Company's senior leadership.

Mr. Ford continued to provide leadership to ensure the Board of Directors sets Ford's strategic direction. He worked closely with Mr. Mulally to accelerate the restructuring of the business to be profitable at lower volume and mix. Mr. Ford also continued to influence the Company's on-going work in the development and manufacture of alternative fuel vehicles. He effectively communicated Ford's priorities with important constituencies, such as the media, dealers, and government officials.

Mr. Booth provided leadership in strengthening our balance sheet and increased our net-cash position by $8.4 billion at year-end 2011, to $9.8 billion. He led Company efforts to improve cash flow which resulted in positive rating agency upgrades during the year so that our credit rating is now one level below investment grade. Mr. Booth also provided strategic direction for our Corporate and Ford Credit capital improvement plans.

Mr. Fields led our Americas operations to strong results again during 2011. He skillfully balanced operating and market factors to significantly exceed cash flow objectives for the year. Market share improved in multiple markets and this was the first time since 1989 that U.S. market share increased three consecutive years. Mr. Fields's leadership in developing products our customers want and value was key in the Company's 2011 performance.

Mr. Hinrichs led our Asia Pacific and Africa operations under extremely difficult circumstances. The Japanese earthquake and tsunami early in 2011 and the Thailand flooding later in the year put extraordinary stress on that region's operations. Mr. Hinrichs's leadership guided our business in Asia Pacific and Africa to significantly exceed quality metrics, mostly meet the cost performance metric, and partially meet market share metrics. In light of the substantial headwinds the region faced, the Committee judged Mr. Hinrichs's performance to be exceptional.

The Committee recognized the above achievements of the Named Executives as supporting the four elements of our ONE Ford plan (see Executive Summary on p. 33). In light of the achievements noted above, the Committee determined that the performance of the Named Executives warranted additional recognition in the form of incremental bonuses. Because the incremental bonuses were paid outside of the Incentive Bonus Plan, those payments are subject to the deduction limits of Code Section 162(m) (see Tax Considerations on p. 50).

Equity-Based Compensation

Our equity-based incentive awards are tied to our performance and the future value of our common stock. These awards are intended to focus executive behavior on our longer-term interests, because today's business decisions affect Ford over a number of years. For 2011, our equity-based compensation consisted of annual grants of Performance Units, stock options, and incremental incentive grants of Performance Units to certain Named Executives, as explained in more detail below. We understand that share-based compensation can be dilutive to shareholders. To address this concern in 2012, we commenced a modest share repurchase program of common stock in order to offset the dilutive effect of share-based compensation.

In granting equity awards, the Committee determines a dollar value of equity awards to grant to each recipient. For officers, this dollar value is translated into a number of stock options based on a Black-Scholes analysis and Performance Units based on the fair market value of Ford common stock on the date of grant.

As discussed above, the competitive survey indicates that equity-based compensation for the Named Executives is below the median of the comparator group on average, even when including the 2011 Incremental Incentive Grants. For Mr. Mulally, the survey showed that his total equity-based compensation was above the median of the survey group. Our 2011 equity-based compensation awards reinforce our desire to, in general, pay at or near the median of equity compensation compared to the survey group as well as demonstrate flexibility in our compensation practices to reward superior performance and to respond to changing business and economic conditions. Mr. Mulally's total equity-based compensation reflects his leadership responsibility for ONE Ford and the global Ford enterprise and the Committee's desire to incentivize Mr. Mulally to increase shareholder value, thus aligning his interests with those of all shareholders.

A.   Annual Performance Unit and Stock Option Grants

Consistent with prior practice, the Committee continued the annual equity-based incentive program for the Named Executives by granting two types of equity-based compensation: stock options and Performance Units (see Grants of Plan-Based Awards in 2011 pp. 55-56). The Committee awarded 50% of the value of each executive's annual equity award in stock options and 50% in Performance Units. We believe this structure strikes the appropriate balance between driving executive behavior to accomplish annual business objectives while also focusing on longer-term shareholder returns.

The stock options vest over three years, have a ten-year term, and function as our longest-term incentive. The Committee believes this focuses executive behavior and decision making on our long-term interests and aligns the interests of our executives with those of our shareholders. The Performance Units are earned, if at all, based on a one-year performance period, but are paid out in service-based Restricted Stock Units, which vest over a two-year period. In granting the Performance Units, the Committee chose a one-year performance period in order to focus executive behavior on achieving key short-term business objectives and to incentivize real-time continuous improvement of our performance. The two-year restriction period, however, adds an intermediate element that serves to retain executives and focus their behavior beyond the initial one-year performance period. In addition, because executive decisions regarding such matters as product development, marketing and sales, and the like, can affect our performance over several years, the Committee believes it is important to structure equity-based awards so that executives will focus on the long-term impact of their decisions on the Company. This also further aligns executive interests with your interests as shareholders.

In general, the total value of these grants in 2011 was determined based on the following considerations:

  •
  job responsibilities and expected role in our long-term performance;

  •
  retention needs;

  •
  historical share allocations;

  •
  the value of equity-based grants granted to the executive in the prior year; and

  •
  the total number of equity-based grants awarded to our employees.

The target awards for 2011 Performance Unit grants for the Named Executives are shown in column (h) of the Grants of Plan-Based Awards in 2011 Table on p. 55. These amounts also represent the maximum award opportunity. Similar to the Incentive Bonus Plan, the Performance Unit formula has a sliding scale based on various levels of achievement for each metric. If minimum performance levels had not been met for all metrics, the payout would have been zero. The Committee may decrease, but not increase, an award for Named Executives.

We disclosed in our 2011 CD&A that, in order to further implement our ONE Ford Plan objective of working together effectively as one team, the Committee assigned all officers to the Corporate business unit for purposes of the performance metrics under the 2011 annual Performance Unit grants. The Committee selected metrics, weightings, and targets identical to those under the 2011 Incentive Bonus Plan (see Incentive Bonuses on pp. 41-44), to emphasize the importance of our ONE Ford Plan objectives (see p. 37).

The table below shows the performance results for each metric for the Corporate business unit and the total performance results against the metrics for 2011. The Committee reviewed Ford's performance for 2011 against the goals. Based on this performance, the Committee determined the percentage of each of the five performance goals achieved and the percentage of the target award earned for the Corporate business unit (see column (h) of Grants of Plan-Based Awards in 2011 Table and footnote 2 on p. 55).

2011 Performance Unit Performance Results
(% of Target Achieved)

Business Unit	Global PBT	Total Automotive Operating-Related Cash Flow	Cost Performance	Market Share	Quality*	Performance Results (Total % of Target Achieved)

Corporate	100%	100%	0%	8%	31%	74%

*The Performance Results column for the Quality metric shows the combined percent achieved for the Things-Gone-Wrong target and Warranty Spending target, weighted equally as shown in the 2011 Incentive Bonus Target and Performance Results Table on p. 43. Although the performance results were less than 100%, our market share in the U.S. increased for the third consecutive year for the first time since 1989.

The Committee decided to pay out at the levels earned in recognition of the following: (i) the Named Executives made substantial progress in accelerating our ONE Ford Plan; (ii) Final Awards of Restricted Stock Units do not have an adverse impact on our cash flow in the current period; (iii) the two-year restriction period of the Restricted Stock

Units serves as a retention tool; and (iv) the two-year restriction period focuses executive behavior on our longer-term interests.

B.   2011 Incremental Incentive Grants

The Committee granted incremental Performance Units in March 2011 to certain executives, including Messrs. Mulally, Booth, Fields, and Hinrichs to provide a strong incentive to further the ONE Ford Plan objective of restructuring our business to operate profitably at current demand and changing model mix. In structuring the grants, the Committee gave due consideration to the competitive survey results that, in general, indicated the Named Executives were below the median of the survey group for equity awards. Mr. Mulally was included because his leadership is essential to accomplishment of the metric. At his request, Mr. Ford did not receive a 2011 Incremental Incentive Grant.

The incremental grants of Performance Units have a two-year performance period. The performance metric is a reduction in global Ford brand platforms from 23 platforms at the beginning of 2011 to 19 by the end of 2012. Reducing the number of platforms enhances our cost competitiveness by reducing complexity and engineering costs. The maximum award is 100% of target. If the reduction to 19 platforms is not achieved, the payout will be zero. Final Awards, if any, will be paid out in time-based Restricted Stock Units that will have a two-year restriction period.

C.   Timing of Awards

Annual grants of equity awards are typically determined at a February Compensation Committee meeting. At that time, data for previous performance periods are available to determine the amount of the Final Awards. The Committee also decides the effective date of the Final Awards, and the annual equity-based grants of options and Performance Units. Due to administrative complexity relating to valuation and notification, the Committee approved the annual 2012 equity-based grants on February 21, 2012, and approved an effective date of March 5, 2012. A similar practice was also followed in previous years. The release of earnings information for the prior fiscal year is sufficiently in advance of the annual grant date for the public to be aware of the information.

The Committee does not time equity grant dates to affect the value of compensation either positively or negatively. Executive officers did not play a role in the selection of the grant dates. Special grants, whether approved by the Compensation Committee for officers or the Long-Term Incentive Compensation Award Committee for non-officers, are effective either on a specified future date (e.g., a date that coincides with a promotion or hiring date, or quarterly grant date), or the date of approval. In the case of an approval by written consent, the grant date cannot be earlier than the date when the Committee member approvals have been obtained. See Corporate Governance — Compensation Committee Operations at p. 25 for more information on the Long-Term Incentive Compensation Award Committee. For exercise prices of the 2011 option grants, see column (l) of the Grants of Plan-Based Awards in 2011 Table on p. 55. Under the 2008 Plan, the terms of which were approved by you at the 2008 Annual Meeting, the exercise price of options will be the closing price of our common stock on the date of grant.

Stock Ownership Goals

In 1994, the Compensation Committee created stock ownership goals for executives at or above the Vice President level to further align the interests of the executives with those of shareholders. The following table shows the officer level and respective ownership goal.

Officer Level	Ownership Goal (% of salary)
Vice Presidents	100%
Group Vice Presidents	200%
Executive Vice Presidents	300%
Executive Chairman and President & CEO	500%

Executives have five years from taking their position to achieve their goal.

We review progress toward achievement of the ownership goals periodically. All forms of stock ownership — including directly and indirectly owned shares of common stock, Final Awards of Restricted Stock Units, and units that are based on common stock (excluding stock options and unearned Performance Units) — count toward the goal. As of March 5, 2012, all of the Named Executives comply with the stock ownership goals.

Compensation Programs for 2012

We noted in Salaries on pp. 40-41, that there were no annual merit increases to salaries for salaried employees in the U.S. and Canada for 2011, including each of the Named Executives. Based on survey data, we decided to implement modest annual merit increases to salary for our U.S. and Canadian salaried employees, including Messrs. Fields and Hinrichs, effective April 2012. Mr. Ford and Mr. Mulally did not receive merit increases. Mr. Booth retired effective April 1, 2012. In addition, effective July 1 we will increase the Company-match for our salaried 401(k) plan from $.60 to $.80 per dollar of employee contributions up to 5 percent of the employee's base salary. Again, survey data indicated that this increase in Company-matching contributions would bring our plan to a more competitive level.

At the 2011 Annual Meeting, we asked shareholders to approve the compensation of the Named Executives as presented in our 2011 Proxy Statement. You approved the compensation of the Named Executives with 93.4% of votes cast "For" approval. Based on this result, the Committee decided not to make any significant changes to the compensation programs of the Named Executives for 2011 and 2012. Additionally, we asked shareholders whether the frequency of the vote to approve the compensation of the Named Executives should occur every one, two, or three years. You agreed with our recommendation to have an annual vote to approve the compensation of the Named Executives with 95.4% of votes cast in favor of an annual vote. The Board of Directors adopted the policy of submitting for approval the compensation of the Named Executives as disclosed in the Company's proxy statements to an annual vote (see Proposal 3 on pp. 69-70.)

Beginning with the 2012 performance year, all Incentive Bonus Plan eligible employees will be measured against performance-to-metrics on a single set of corporate metrics. Consequently, we are eliminating the metrics related to the three regional business units (Americas, Europe, and Asia Pacific and Africa) for Incentive Bonus Plan purposes. We believe this reinforces the ONE Ford Plan of a lean global enterprise and recognizes the regional trade-offs that are frequently required to ensure overall corporate success on profit before taxes, Automotive operating-related cash flow, cost performance, market share, and quality. The weightings for the metrics remain unchanged.

Retirement Plans

In general, we believe that the retirement plans described below serve several worthwhile business purposes, including retaining top leadership talent. In addition, they provide income security to long serving executives, and provide flexibility to us in transferring executives among our operations. We believe these programs to be reasonable and appropriate in light of competitive practices and our executives' total compensation program. For additional information, see the Pension Benefits in 2011 Table on p. 61 and the Nonqualified Deferred Compensation in 2011 Table on p. 63.

A.   Pre-2004 Plans

Our General Retirement Plan ("GRP") provides a tax-qualified benefit for each year of non-contributory participation by employees in the U.S. hired before January 1, 2004, and added benefits for those who make contributions. We also have two other non-qualified retirement plans for certain employees: the Supplemental Executive Retirement Plan ("SERP") that provides a supplemental monthly benefit calculated on a percentage of final average pay and service, and the Benefit Equalization Plan ("GRP-BEP"). Under the GRP-BEP, eligible employees receive benefits substantially equal to those they could have received under the GRP but were not able to because of Internal Revenue Code limitations. Messrs. Booth, Ford, Fields, and Hinrichs are eligible for benefits under the GRP, SERP, and GRP-BEP.

Certain eligible executives who separate from employment after age 55 (age 52 if retiring under our Select Retirement Plan ("SRP")) and prior to age 65 may be eligible for monthly benefits under our Executive Separation Allowance Plan ("ESAP") that provides a percentage of salary, based on age and service, at time of separation until age 65. The SRP is a voluntary retirement program offered from time-to-time for select U.S. management employees. In 2006 the Committee requested that its consultant, Semler Brossy Consulting Group, LLC, and the Company jointly conduct a review of the SRP as a severance vehicle. The review compared present values of the SRP benefit with traditional severance packages, examined potential changes, and considered benefits to the Company and to executives. The Committee reviewed the report and concluded that the SRP should remain in its current form to facilitate the reduction in workforce then being undertaken by the Company and to provide flexibility to accommodate any future reductions.

Benefits under SERP, SRP, ESAP, and GRP-BEP are not funded. In addition, in accordance with Code Section 409A, benefits that accrued or vested on or after January 1, 2005 under these plans may not be paid to certain key executives until at least six months following their separation from employment. Each of these plans had been amended in order to provide Mr. Ford with benefits using a notional base annual salary during the period he did not receive a cash salary (i.e., November 2001 through July 2010).

B.   Post-January 1, 2004 Plan

Consistent with our Strategy Statement (see Compensation Philosophy, Strategy, and Guiding Principles on pp. 35-36) to develop benefit programs that provide employees with income security and protection from catastrophic loss while minimizing our long-term liabilities, Ford adopted a tax qualified retirement plan, the Ford Retirement Plan ("FRP"), for salaried employees hired or rehired on or after January 1, 2004 in the U.S. The FRP was adopted in order to provide us with more predictable retirement benefit costs and reduced financial statement volatility. These goals are achieved through a stable contribution schedule and the transfer of financial and demographic risks from us to plan participants while still providing employees with the opportunity for adequate income in retirement. Employees who participate in this plan, including Mr. Mulally, are not eligible to participate in the GRP (with respect to future service), GRP-BEP, SERP, or ESAP.

Other Benefits and Perquisites

We provided certain perquisites and other benefits to senior management in 2011, the most significant of which are summarized below. The Committee periodically reviews our policies on perquisites and other benefits. The cost of these perquisites and other benefits are included in column (i) of the Summary Compensation Table on p. 52.

Personal Travel:    As part of our efforts to reduce costs and conserve cash, we decided to close our Air Transportation operation in 2008. Company policy does not allow Messrs. Mulally or Ford to fly commercially due to security concerns. Consequently, the Company pays the charter costs of their use of private aircraft for business and personal travel. The families of Messrs. Mulally and Ford are allowed to accompany them on trips when they travel on private aircraft. In addition, the Company will pay the cost of coach-class commercial aircraft flights for Mr. Mulally's family when their travel is at his request.

Requiring Messrs. Mulally and Ford to use private aircraft for all travel provides several benefits to Ford. First, the policy is intended to ensure the personal safety of our President and CEO and our Executive Chairman, both of whom maintain significant public roles for Ford. Second, use of private aircraft ensures their availability and maximizes the time available for Ford business.

For retention purposes, the Company continues to pay the costs, including first class commercial airfare, for personal travel for Mr. Fields to and from his residences.

Evaluation Vehicle Program:    We maintain a program that provides our officers with the use of two Company vehicles free of charge. This program requires officers to provide written evaluations on a variety of our vehicles, providing important feedback on the design and quality of our products.

Other Services:    For certain executive officers, including the Named Executives, we provide a home security evaluation and security system. We also provide an allowance to senior managers for financial counseling services and estate planning. We pay for approximately 75% of the cost of this service up to $7,500. The safety and security (personal and financial) of our executives is critically important. We believe the benefits of providing these programs outweigh the relatively minor costs associated with them.

Tax Reimbursement:    As noted in our 2011 CD&A, the Committee decided to eliminate tax gross-ups for executive perquisites. As part of the Company's temporary living/relocation policy, however, the Company provides tax reimbursement for all levels of employees who relocate at the Company's request. The Committee believes that not reimbursing taxes for employees who move at the Company's request is an unfair financial burden. This policy also allows executives to gain experience in a variety of our world-wide operations.

Alan Mulally

Effective September 1, 2006, we entered into an agreement with Mr. Mulally relating to his hiring as President and Chief Executive Officer. That agreement contained a "change in control" provision that expired on August 31, 2011.

In September 2008, the Committee decided to continue indefinitely the arrangement of providing housing in Dearborn, Michigan to Mr. Mulally. The Committee believes the arrangement is beneficial to Mr. Mulally and the Company by allowing him to continue to focus on our ONE Ford Plan. The cost of this benefit is included in column (i) of the Summary Compensation Table on p. 52; however, beginning in 2011 we no longer provide tax gross-up for this arrangement. He is eligible for relocation assistance pursuant to our relocation program if he chooses to relocate his household.

Tax Considerations

Internal Revenue Code § 162(m)

Code Section 162(m) generally disallows Federal tax deductions for compensation in excess of $1 million paid to the Chief Executive Officer and the next three highest paid officers (other than the Chief Financial Officer) whose compensation is required to be reported in the Summary Compensation Table of the proxy statement ("Covered Executives"). Certain performance-based compensation is not subject to this deduction limitation. In our case, this exemption applies to certain awards under the Incentive Bonus Plan and the 2008 Plan. Specifically, Incentive Bonus Plan payments made for 2011 performance, 2011 awards of stock options, and Final Awards related to Performance Units were not subject to the deduction limit. However, the incremental bonuses paid to the Named Executives (see column (d) of the Summary Compensation Table on p. 52) are subject to the deduction limit. Additionally, we cannot deduct that portion of any Covered Executive's salary that is in excess of $1 million, or the cost of any perquisites provided to a Covered Executive whose salary exceeds $1 million.

Generally, we strive to maximize the tax deductibility of our compensation arrangements. In the highly competitive market for talent, however, we believe the Committee needs flexibility in designing compensation that will attract and retain talented executives and provide special incentives to promote various corporate objectives. The Committee, therefore, retains discretion to award compensation that is not fully tax deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our annual report on Form 10-K.

Compensation Committee
Richard A. Manoogian (Chair) Anthony F. Earley, Jr. Ellen R. Marram John L. Thornton

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Anthony F. Earley, Jr., Richard A. Manoogian, Ellen R. Marram, and John L. Thornton, none of whom is an employee or a current or former officer of the Company.

Compensation of Executive Officers

The table below shows the before-tax compensation for Alan Mulally, who served as President and CEO during 2011, L. W. K. Booth, who served as Executive Vice President and Chief Financial Officer during 2011, and the three most highly compensated executive officers at the end of 2011.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)

Alan Mulally	2011	2,000,000	1,820,000	13,924,993	7,499,992	3,640,000	—	612,587	29,497,572
President and Chief	2010	1,400,000	3,150,000	7,492,493	7,499,993	6,300,000	—	678,029	26,520,515
Executive Officer	2009	1,400,003	0	10,974,782	5,050,000	0	—	491,869	17,916,654

L. W. K. Booth	2011	1,250,000	100,000	2,868,986	1,099,992	1,300,000	1,021,990	90,848	7,731,816
Executive Vice President and	2010	1,237,500	750,000	1,226,986	1,239,997	2,250,000	1,402,455	89,883	8,196,821
Chief Financial Officer	2009	1,200,000	0	345,493	760,000	0	1,382,493	138,201	3,826,187

William Clay Ford, Jr.	2011	2,000,000	520,000	2,764,996	3,499,993	1,040,000	3,157,099	1,476,058	14,458,146
Executive Chairman	2010(1)	4,800,000	900,000	3,496,491	13,035,838	1,800,000	1,225,500	1,203,169	26,460,998
	2009	0	0	9,411,533	5,066,200	0	616,374	1,740,167	16,834,274

Mark Fields	2011	1,350,000	136,500	3,368,996	1,099,992	1,363,500	1,388,602	132,593	8,840,183
Executive Vice President and	2010	1,337,500	1,156,500	1,231,783	1,239,997	2,443,500	1,243,503	166,109	8,818,892
President — The Americas	2009	1,300,000	0	609,579	760,000	0	1,217,680	93,994	3,981,253

Joseph R. Hinrichs	2011	751,250	118,040	2,092,500	749,997	806,960	416,245	367,368	5,302,360
Group Vice President and President — Asia Pacific and Africa

(1)As noted in the 2011 Compensation Discussion and Analysis, Mr. Ford's 2010 compensation included prior years' compensation that was earned and paid when the Committee determined in August 2010 that the Company's global Automotive sector had achieved full-year profitability, excluding special items.

(2)The amounts shown for 2010 reflect discretionary bonus awards paid in 2011 for 2010 performance and amounts shown for 2011 reflect discretionary bonus awards paid in 2012 for 2011 performance (see "Compensation Discussion and Analysis — Annual Compensation — C. Incremental Bonuses" on pp. 44-45).

(3)The amounts shown in columns (e) and (f) reflect the aggregate grant date value computed in accordance with FASB ASC Topic 718 for stock-based and option awards for each of the Named Executives for the years ended December 31, 2009, 2010, and 2011. The assumptions used for the 2011, 2010, and 2009 calculations can be found at footnote 20 to our audited financial statements in Ford's Annual Report on Form 10-K for the year ended December 31, 2011 and footnote 21 to our audited financial statements in Ford's Annual Report on Form 10-K for the years ended December 31, 2010 and December 31, 2009. Pursuant to SEC rules, we disregarded the estimate of forfeitures related to service-based vesting conditions.

Included in the amounts shown in column (e) are the grant date values of certain awards that are subject to performance conditions. Pursuant to SEC rules, the grant date values shown above are reported based upon the probable outcome of such conditions as of the date of grant. The table below shows the value of such awards at the grant date assuming that the highest level of performance is achieved.

Named Executive Officers	Year	Stock Awards ($)

Alan Mulally	2011	15,499,993
	2010	7,499,993
	2009	21,511,222

L. W. K. Booth*	2011	3,099,984
	2010	999,997
	2009	1,393,116

William Clay Ford, Jr.	2011	3,499,995
	2010	3,499,991
	2009	13,234,400

Mark Fields*	2011	3,599,994
	2010	999,997
	2009	1,539,341

Joseph R. Hinrichs	2011	2,250,000

*The amounts shown in column (e) for Messrs. Booth and Fields include awards granted in 2009 and 2010 that do not have performance conditions (see column (f) and footnote 2 of Outstanding Equity Awards at 2011 Fiscal Year-End on pp. 57-59).

(4)The amounts shown in column (g) reflect awards earned by certain Named Executives under the Incentive Bonus Plan (see "Compensation Discussion and Analysis — Annual Compensation — B. Incentive Bonuses" on pp. 41-44).

(5)The amounts shown reflect the increase in the actuarial present value of accrued pension benefits under various Company plans. For 2011 the accrued pension benefits are measured from December 31, 2010 to December 31, 2011; for 2010, the accrued pension benefits are measured from December 31, 2009 to December 31, 2010; and for 2009, the accrued pension benefits are measured from December 31, 2008 to December 31, 2009. See the Pension Benefits in 2011 Table and related footnotes on pp. 61-63 for additional information, including the present value assumptions used in these calculations. No Named Executive received preferential or above-market earnings on deferred compensation.

(6)The following table summarizes the amounts shown in column (i) for 2011.

All Other Compensation in 2011

Name	Perquisites and Other Personal Benefits(i) ($)	Tax Reimbursements(ii) ($)	Life Insurance Premiums(iii) ($)	Company Contributions to Retirement and 401(k) Plans(iv) ($)	Other(v) ($)	Total ($)

Alan Mulally	380,667	0	61,920	20,825	149,175	612,587

L. W. K. Booth	35,028	0	17,820	7,350	30,650	90,848

William Clay Ford, Jr.	1,407,778	0	8,280	7,350	52,650	1,476,058

Mark Fields	86,504	0	5,589	7,350	33,150	132,593

Joseph R. Hinrichs	246,941	3,935	2,380	7,350	106,762	367,368

(i)For a description of perquisites relating to personal use of private aircraft, our evaluation vehicle program, and security and other services for Named Executives, see "Compensation Discussion and Analysis — Other Benefits and Perquisites" on pp. 49-50. Other perquisites and personal benefits whose incremental cost is included in the amounts shown consist of the following: personal use of Company phone cards and cell phones, personal use of car and driver service, annual executive health exams, ground transportation services, regulatory filing fees, fuel and car washes related to the evaluation vehicles, and temporary housing and relocation expenses.

Executives also may make personal use of Company season tickets to athletic events, but such use does not result in incremental cost to the Company because the tickets are for business use and when the executive uses them for personal use, the executive pays for any additional costs associated with personal use.

Amounts for the Named Executives include the incremental costs to the Company for providing certain perquisites and other benefits during 2011. For Mr. Mulally, the amount shown includes $178,571 for personal use of private aircraft, $59,907 for security, and $89,277 for housing and living expenses. For Mr. Ford, the amount shown includes $259,666 for personal use of aircraft and $913,907 for security. For Mr. Fields, the amount shown includes $39,755 as the actual cost of first class commercial airfare for personal travel to and from his residences. For Mr. Hinrichs, the amount shown includes $163,940 as the actual cost of benefits related to his international service relocation.

During 2011, for use of private aircraft, we used the actual costs incurred for leasing private aircraft. We calculated the aggregate incremental cost of security and housing expenses as the actual cost incurred to provide these benefits. We calculated the aggregate incremental cost of providing the evaluation vehicles by estimating the lease fee for a comparable vehicle under our Management Lease Program. The lease fee under that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance.

(ii)Effective January 1, 2011, we no longer provide tax reimbursement for executive perquisites; however, tax reimbursement is provided on imputed income related to relocation benefits for employees who relocate at the Company's request (see "Compensation Discussion and Analysis — Other Benefits and Perquisites" on pp. 49-50).

(iii)Amounts shown reflect the dollar value of premiums paid by the Company for life insurance in an amount equal to 3 times an employee's salary. Employees may purchase additional life insurance and these premiums are payroll deducted with no additional Company contributions or cost.

(iv)The amount shown for Mr. Mulally reflects contributions made to his Ford Retirement Plan account (see "Compensation Discussion and Analysis — Retirement Plans" on pp. 48-49) and Company matching contributions to his 401(k) account. The amounts for the other Named Executives reflect Company matching contributions to employee 401(k) accounts.

(v)The amount shown for Mr. Mulally primarily reflects Company contributions to a nonqualified benefit equalization plan related to the Ford Retirement Plan and the Company's 401(k) plan. The amounts shown for Messrs. Booth,

Ford, Fields, and Hinrichs reflect contributions made to a nonqualified benefit equalization plan related to the Company's 401(k) plan (see Nonqualified Deferred Compensation in 2011 Table and footnotes 1 and 2 on pp. 63-64). Furthermore, the amounts shown for Messrs. Booth and Hinrichs include income tax preparation fees related to international assignments and, for Mr. Hinrichs, various payments related to his international service assignment, such as cost-of-living adjustments and settling-in allowance. These benefits are generally available to any level of employee who is on an international assignment.

Grants of Plan-Based Awards in 2011

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Alan Mulally	3/3/2011	2/25/2011					508,130					5,924,999
	3/3/2011	2/25/2011					542,005					7,999,994
	3/3/2011	2/25/2011								884,433	14.76	7,499,992
	3/17/2011	3/9/2011		3,500,000	7,000,000

L. W. K. Booth	3/3/2011	2/25/2011					74,525					868,991
	3/3/2011	2/25/2011					135,501					1,999,995
	3/3/2011	2/25/2011								129,716	14.76	1,099,992
	3/17/2011	3/9/2011		1,250,000	2,500,000

William Clay Ford, Jr.	3/3/2011	2/25/2011					237,127					2,764,996
	3/3/2011	2/25/2011								412,735	14.76	3,499,993
	3/17/2011	3/9/2011		1,000,000	2,000,000

Mark Fields	3/3/2011	2/25/2011					74,525					868,991
	3/3/2011	2/25/2011					169,377					2,500,005
	3/3/2011	2/25/2011								129,716	14.76	1,099,992
	3/17/2011	3/9/2011		1,350,000	2,700,000

Joseph R. Hinrichs	3/3/2011	2/25/2011					50,813					592,500
	3/3/2011	2/25/2011					101,626					1,500,000
	3/3/2011	2/25/2011								88,443	14.76	749,997
	3/17/2011	3/9/2011		616,000

(1)The amounts shown in columns (e) and (f) represent the target and maximum amounts payable for 2011 performance under the Incentive Bonus Plan. Our Incentive Bonus Plan does not have a formal threshold award in that there is no minimum amount payable for a certain level of performance under the plan. The Compensation Committee exercises discretion as to whether to make payouts if performance does not achieve target levels. The material terms of the awards are described in "Compensation Discussion and Analysis — Annual Compensation — B. Incentive Bonuses" at pp. 41-44. For awards made under the Incentive Bonus Plan for 2011 performance, see column (g) of the Summary Compensation Table on p. 52.

(2)For each of the Named Executives the amounts shown in column (h) consist of the following grants:

  (i)
  The first line of column (h) consists of annual grants of Performance Units that provided an opportunity to earn a Final Award of Restricted Stock Units for 2011 performance. The amounts shown represent the target amount of the opportunity. 2011 performance was measured against the metrics and weightings discussed in "Compensation Discussion and Analysis — Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants" on pp. 45-47. The Restricted Stock Units earned for 2011 performance have a two-year restriction period and will not pay Dividend Equivalents during the restriction period. Following the restriction period, shares of Ford common stock will be issued, less shares withheld for tax withholding.

  (ii)
  The second line of column (h) consists of grants of Performance Units that provide an opportunity to earn a Final Award of Restricted Stock Units for 2011-2012 performance. The amount shown represents the target amount of the opportunity. These grants were made pursuant to the 2011 Incremental Incentive Grants and have a two-year performance period and Final Awards, if any, will be made in March 2013 (see "Compensation Discussion and Analysis — Equity Compensation — B. 2011 Incremental Incentive Grants" on p. 47). Final Awards will be made in Restricted Stock Units with a two-year restriction period and will not pay Dividend Equivalents during the restriction period. Following the restriction period, shares of Ford common stock will be issued, less shares withheld for tax withholding. Mr. Ford did not participate in the 2011 Incremental Incentive Grants.

(3)The amounts shown in column (k) represent 10-year stock option grants. In general, 33% of each stock option grant vests one year after the grant date, 33% after two years, and 34% after three years. Any unexercised options expire after ten years. If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all options generally end upon termination of employment or are exercisable for a specified period. Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance. In general, each grantee agrees to remain a Ford employee for at least one year from the date of the option grant.

(4)The exercise price of the options is the closing price of Ford common stock traded on the NYSE on the effective date of the grant (see "Compensation Discussion and Analysis — Equity-Based Compensation — C. Timing of Awards" on p. 47).

(5)The amounts shown in column (m) represent the full grant date value of each equity-based award shown in the table for each Named Executive computed under FASB ASC Topic 718. For awards subject to performance conditions, the values shown are based upon the probable outcome of such conditions as of the grant date.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
								Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)
Name	Exercisable	Unexercisable	($)	Date(1)	(#)	($)	(#)	($)

Alan Mulally		884,433	14.76	03/02/2021	5,366,437	57,742,862	1,050,135	11,299,453
	343,272	696,949	12.69	03/02/2020
	3,300,000	1,700,000	1.96	03/10/2019
	3,561,274		6.14	03/04/2018
	1,680,672		7.55	03/04/2017
	3,000,000		8.28	08/31/2016

L. W. K. Booth		129,716	14.76	03/02/2021	458,830	4,937,011	210,026	2,259,880
	56,753	115,230	12.69	03/02/2020
	496,633	255,842	1.96	03/10/2019
	361,059		6.14	03/04/2018
	742,296		7.55	03/04/2017
	47,000		16.91	03/14/2012

William Clay Ford, Jr.		412,735	14.76	03/02/2021	2,042,384	21,976,052	237,127	2,551,487
	435,848	884,906	12.98	08/04/2020
	160,193	325,243	12.69	03/02/2020
	2,290,200	1,179,800	2.84	03/26/2019
	1,685,393		12.49	03/10/2015
	1,587,301		16.49	01/04/2014
	62,396		15.98	12/30/2013
	67,446		16.12	06/27/2012
	66,845		16.42	03/27/2012
	4,000,000		15.13	01/30/2012
	48,543		15.36	01/10/2012

Mark Fields		129,716	14.76	03/02/2021	466,963	5,024,522	243,902	2,624,386
	56,753	115,230	12.69	03/02/2020
	496,633	255,842	1.96	03/10/2019
	377,358		6.14	03/04/2018
	1,182,341		7.55	03/04/2017
	75,000		16.91	03/14/2012

Joseph R. Hinrichs		88,443	14.76	03/02/2021	210,507	2,265,055	152,439	1,640,244
	25,172	51,110	12.69	03/02/2020
	229,692	118,327	1.96	03/10/2019
	51,408		6.14	03/04/2018
	258,963		7.55	03/04/2017
	30,300		16.91	03/14/2012

(1)The table below details the vesting schedule for stock option grants based on the termination date of the relevant grant. In general, option grants vest 33% one year after the grant date, 33% two years after the grant date, and 34% three years after the grant date.

Option Expiration Dates	Option Vesting Dates

	33%	33%	34%

03/02/2021	03/03/2012	03/03/2013	03/03/2014

08/04/2020	08/05/2011	08/05/2012	08/05/2013

03/02/2020	03/03/2011	03/03/2012	03/03/2013

03/26/2019	03/27/2010	03/27/2011	03/27/2012

03/10/2019	03/11/2010	03/11/2011	03/11/2012

03/04/2018	03/05/2009	03/05/2010	03/05/2011

03/04/2017	03/05/2008	03/05/2009	03/05/2010

08/31/2016	09/01/2007	09/01/2008	09/01/2009

03/10/2015	03/11/2006	03/11/2007	03/11/2008

01/04/2014	01/05/2005	01/05/2006	01/05/2007

12/30/2013	12/31/2004	12/31/2005	12/31/2006

06/27/2012	06/28/2003	06/28/2004	06/28/2005

03/27/2012	03/28/2003	03/28/2004	03/28/2005

03/14/2012	03/15/2003	03/15/2004	03/15/2005

01/30/2012	01/31/2003	01/31/2004	01/31/2005

01/10/2012	01/11/2003	01/11/2004	01/11/2005

(2)The amount shown for Mr. Mulally consists of the following two awards: (i) a Final Award of 543,734 Restricted Stock Units awarded in March 2011 for 2010 performance; and (ii) a Final Award of 4,822,703 Restricted Stock Units awarded in March 2010 for 2009 performance (see immediately following paragraphs for metrics and weightings). The restrictions on the March 2011 award will lapse on March 3, 2013, and restrictions on the March 2010 award lapsed on March 3, 2012. In each case shares of Ford common stock have been or will be issued, less shares withheld for tax withholding.

The amounts shown for Messrs. Booth, Fields, and Hinrichs consist of the following three awards:

Executive	Final Awards for 2009 Annual Performance Unit Grant	2010 Supplemental Award	Final Awards for 2010 Annual Performance Grant Unit
L. W. K. Booth	368,367	17,966	72,497
Mark Fields	376,122	18,344	72,497
Joseph R. Hinrichs	170,369	8,421	31,717

The Final Awards for the 2009 annual Performance Unit grants were based on achievement of specific goals related to the following metrics: Global PBT (55% weight for Corporate and 40% weight for individual Business Units); Business Unit PBT (0% weight for Corporate and 15% weight for individual Business Units); Total Automotive Operating-Related Cash Flow (20% weight); and Cost Performance, Market Share, and Quality (8.33% weight each). For the 2009 performance period, the data showed that we met our PBT, Total Automotive Operating-Related Cash Flow, and Cost Performance goals, and we mostly met our Market Share and Quality goals. Based on its review of performance results, the Committee determined that 95% to 97% (depending on Business Unit) of the target value of the Restricted Stock Units had been earned for the 2009 performance period. Restrictions on the Final Awards for the 2009 annual Performance Unit grant lapsed on March 3, 2012, when shares of Ford common stock were issued, less shares withheld for tax withholding.

As noted in our 2011 Compensation Discussion and Analysis, because we did not have enough shares under our 2008 Plan in order to grant the full value of planned stock awards in 2009 for our executives, we granted a supplemental award in 2010 in time-based Restricted Stock Units to executives that approximated the value that could not be delivered in 2009. The number of time-based Restricted Stock Units awarded was determined based on the officer's business unit's 2009 Performance Unit payout percentage. These supplemental awards will vest on March 3, 2013. When the restrictions lapse, shares of Ford common stock will be issued, less shares withheld for tax withholding.

The Final Awards for the 2010 annual Performance Unit grants were based on achievement of specific goals related to the following metrics: Global PBT (45% weight); Total Automotive Operating-Related Cash Flow (30%); Cost Performance, Market Share, and Quality (8.33% weight each). For the 2010 performance period, the data showed that we met our PBT, Total Automotive Operating-Related Cash Flow, and Cost Performance goals, partially met our Market Share goal, and mostly met our Quality goal. Based on its review of performance results, the Committee determined that 92% of the target value of the Restricted Stock Units had been earned for the 2010 performance period. Restrictions on the Final Awards for the 2009 annual Performance Unit grant lapsed on March 3, 2012, when shares of Ford common stock were issued, less shares withheld for tax withholding.

The amount shown for Mr. Ford consists of the following awards: (i) 2,568 Ford stock units resulting from deferral of director fees that were credited to his account pursuant to the Deferred Compensation Plan for Non-Employee Directors while he served as a non-employee director of the Company (for a description of the terms of these Ford stock units, see Director Compensation — Deferred Compensation Plan on p. 29); (ii) Final Award of 1,700,500 Restricted Stock Units awarded in August 2010 for 2009 performance; (iii) 85,574 Restricted Stock Units awarded in August 2010 for 2008 performance; and (iv) Final Award of 253,742 Restricted Stock Units awarded in March 2011 for 2010 performance. The Restricted Stock Units awarded in August 2010 will vest on August 5, 2012 and the Restricted Stock Units awarded in March 2011 will vest on March 3, 2013. When the restrictions lapse, shares of Ford common stock will be issued, less shares withheld for tax withholding.

Dividend Equivalents were not paid during the performance period or the restriction period for any of the awards discussed in this footnote.

(3)The market value shown was determined by multiplying the number of units shown in column (f) by the closing price of Ford common stock, $10.76, on December 30, 2011.

(4)The amounts shown for the Named Executives consist of the following grants:

Executive	2011 Annual Performance Unit Grant	2011 Incremental Incentive Grant
Alan Mulally	508,130	542,005
L. W. K. Booth	74,525	135,501
William Clay Ford, Jr.	237,127	NA
Mark Fields	74,525	169,377
Joseph R. Hinrichs	50,813	101,626

The amounts shown assume that the target amount of each award is earned. The Compensation Committee determined the effective date of the Final Awards for the 2011 Annual Performance Unit Grants to be March 5, 2012 (see footnote 2 to the Grants of Plan-Based Awards in 2011 Table on p. 55 for a description of the vesting schedule and "Compensation Discussion and Analysis — Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants" on p. 45-47 for a description of the metrics and performance results). The 2011 Incremental Incentive Grant has a two-year performance period and Final Awards, if any, are anticipated to be made in March 2013 (see footnote 2 to the Grants of Plan-Based Awards in 2011 Table on p. 56 and "Compensation Discussion and analysis — Equity-Based Compensation — B. 2011 Incremental Incentive Grants" on p. 47 for a description of the material terms of these grants). Mr. Ford did not participate in the 2011 Incremental Incentive Grants.

(5)The market value shown was determined by multiplying the number of units shown in column (h) by the closing price of Ford common stock, $10.76, on December 30, 2011. The number of units assumes that the target level was achieved for the Performance Units granted in 2011.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards

(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Alan Mulally	250,000	1,742,500	3,962,535	58,432,615

L. W. K. Booth	16,299	65,766	265,453	3,862,892

William Clay Ford, Jr.	—	—	2,870,000	42,361,200

Mark Fields	507,747	3,988,134	366,171	5,333,447

Joseph R. Hinrichs	116,299	570,268	143,976	2,096,276

(1)The amounts shown in columns (c) and (e) represent the aggregate dollar value realized by the Named Executives upon the exercising of stock options and/or the vesting of stock awards. We computed the aggregate dollar value realized upon the exercise of stock options by multiplying the number of shares of stock realized upon exercise by the difference between the market price of our stock at exercise and the exercise price of the options. We computed the aggregate dollar value realized upon vesting by multiplying the number of shares of stock vested by the market value (closing price) of Ford common stock on the vesting date.

Pension Benefits in 2011(1)

(a) Name	(b) Plan Name	(c) Number of Years Credited Service (#)	(d) Present Value of Accumulated Benefit ($)	(e) Payments During Last Fiscal Year ($)

Alan Mulally(2)	NA	NA	NA	NA

L. W. K. Booth	GRP	14.4	654,724	0
	SERP	34	8,040,073	0
	GRP-BEP	14.4	2,865,408	0
	ESAP	34	1,369,695	0

William Clay Ford, Jr.(3)	GRP	16.8	417,019	0
	SERP	25.5	3,809,801	0
	GRP-BEP	25.5	4,843,262	0
	ESAP	25.5	4,101,535	0

Mark Fields	GRP	22.5	580,515	0
	SERP	22.5	1,889,004	0
	GRP-BEP	22.5	2,878,489	0
	ESAP	22.5	2,104,582	0

Joseph R. Hinrichs	GRP	11.1	219,222	0
	SERP	11.1	330,965	0
	GRP-BEP	11.1	416,701	0
	ESAP	11.1	626,697	0

(1)The General Retirement Plan ("GRP") provides a flat-rate benefit of up to $47.45 per month for each year of non-contributory participation by employees in the United States hired before January 1, 2004, and contributory benefits for each year of contributory participation in which salaried employees contribute 1.5% of base salary up to the applicable limit of the Internal Revenue Code ("Code") — $245,000 in 2009, 2010, and 2011.

Contributory benefits are calculated as follows:

Contributory Benefit =

(1.5% × Final Avg. Pay) × Contributory Service Years,		0.4% × Final Avg. Pay in excess of
plus up to two years of waiting period service	+	Breakpoint × Contributory Service Years

(maximum 35 service years)

"Final Average Pay" is the average of the five highest consecutive December 31 monthly base salaries out of the last 10 years of contributory participation.

"Breakpoint" is 150% of Covered Compensation as of January 1 of the year of retirement.

"Covered Compensation" is the average of the Social Security wage base for the preceding 35 years for someone reaching normal retirement age.

Normal retirement is at age 65 with one or more years of credited pension service. Employees who are age 55-64 and have at least 10 years of credited pension service, or employees with 30 or more years of credited pension service who are not yet age 65, may elect to retire early and receive reduced contributory and non-contributory benefits. In addition, Social Security bridging benefits are payable until age 62 and one month. Survivorship coverage is available under the GRP. Under the normal payment method for married participants (65% Qualified Joint and Survivor Annuity), there is a 5% reduction in benefits where the spouse is within five years of the employee's age.

The Benefit Equalization Plan ("GRP-BEP") provides eligible U.S. employees with benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Code limitations.

The Supplemental Executive Retirement Plan ("SERP") provides certain eligible executives with an additional monthly benefit after separation from service equal to Final Five Year Average Base Salary multiplied by credited pension service and further multiplied by an applicable percentage (0.2% to 0.9% depending upon position at separation from service), reduced for separation from service prior to age 62. To be eligible, an executive must separate from service with the approval of the Company at or after age 55, have at least 10 years of credited pension service, and must generally have at least five continuous years of service at an eligible position. In addition, the SERP may provide annuities based on Company earnings, the executive's performance, and other factors. In addition, for separation from service effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include foreign subsidiary service, the SERP provides an additional monthly benefit to equalize the total retirement benefits payable from the Company's retirement plans to an amount that would have been payable under the GRP and GRP-BEP if the executive's subsidiary service had been recognized as contributory service under those plans. Mr. Booth has years of foreign subsidiary service which qualifies him for a SERP Parity Benefit. For 2010 and 2011 these SERP Parity Benefits are estimated as follows:

Name	Years of Foreign Service	Estimated SERP Parity Benefit 2010	Estimated SERP Parity Benefit 2011
L. W. K. Booth	19.60	$23,679	$25,863

These SERP benefits are included in the amounts shown in column (d) above.

The Executive Separation Allowance Plan ("ESAP") provides benefits to certain eligible executives who have at least five years of eligible executive service, have at least ten years of GRP contributory membership, and who separate employment after age 55 and prior to age 65. Benefits are payable (reduced by any GRP benefit distribution) to the eligible executive or his or her eligible surviving spouse until the executive reaches age 65. The amount of the benefit is a percentage of monthly base salary (not to exceed 60%) based on age and service equal to 1% per year of service (but not less than 15%) plus 1/2% for each month that age at separation exceeds 55 (maximum of 30%).

To achieve several business goals, periodically we offer benefits under the Select Retirement Plan ("SRP"), a voluntary separation program offered from time-to-time for select U.S. management employees. To be eligible, selected employees generally had to be at least age 52 with 10 or more years of service. Since this is a program that is offered at the Company's discretion, it is not included in the Pension Benefits Table above.

The following assumptions are used in calculating the present value of the accumulated benefit:

  •
  The age at which benefits are assumed payable is the greater of (i) current age or (ii) age 65 for the GRP and GRP-BEP; age 62 for the SERP; and age 55 for the ESAP. Current age is measured as of December 31, 2011;

  •
  Current compensation is used for purposes of the benefit calculations; and

  •
  Present Value of Accumulated Benefit (column d) is calculated assuming a single life annuity; the mortality table of RP-2000 projected to 2015; and a discount rate of 4.7% for the GRP; 4.7% for the BEP (DB); 4.6% for the SERP; 4.4% for the SRP; and 4.0% for the ESAP as of December 31, 2011.

The present values include amounts relating to employee contributions.

Mr. Booth has 19.6 years of credited pension service under a Ford Motor Company Britain pension plan. At present, he would be entitled to an annual benefit from that plan of $128,416 (GBP 81,976).

Code Section 409A governs the timing for income inclusion of amounts under our supplemental retirement plans. Our supplemental retirement plans presently meet the requirements of Section 409A. As a result, employees generally will be taxed when compensation is received under these plans; however, distribution of these amounts may be delayed for six months following separation from service.

(2)Mr. Mulally does not participate in the GRP, SERP, GRP-BEP, or ESAP. Ford has a different tax qualified retirement plan, the Ford Retirement Plan ("FRP"), for salaried employees hired or rehired on or after January 1, 2004 in the U.S. See Nonqualified Deferred Compensation in 2011 Table below.

(3)The SERP, GRP-BEP and ESAP plans provided Mr. Ford with a benefit using a notional base annual salary for November 2001 through August 2010 because he did not receive a cash salary for that period.

Nonqualified Deferred Compensation in 2011(1)

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(4) ($)

Alan Mulally	NA			NA

DCP		—	—		—

BEP-SSIP/FRP		149,175	10,275		667,479

L. W. K. Booth	NA			NA

DCP		—	(179,096)		327,025

BEP-SSIP		30,150	(78,091)		167,533

William Clay Ford, Jr.	NA			NA

DCP		—	—		—

BEP-SSIP		52,650	(7,702)		50,830

Mark Fields	NA			NA

DCP		—	—		—

BEP-SSIP		33,150	(15,785)		157,302

Joseph R. Hinrichs	NA			NA

DCP		—	—		47,093

BEP-SSIP		15,188	(2,815)		47,335

(1)There are two nontax-qualified defined contribution plans represented in the above table: (i) the deferred compensation plan ("DCP"); and (ii) the benefit equalization plan with sub-accounts that relate to the Savings and Stock Investment Plan ("SSIP") and the Ford Retirement Plan ("FRP"). Both of these plans are unfunded. Notional amounts are credited by book entry to the participant's account. Participants choose how to allocate the notional amounts from a menu of investment measurement options used solely for the purpose of valuing the participants' accounts. These are considered notional investments. The performance of an individual's investment option(s) tracks the notional value as if an actual investment was made in such option(s).

For the DCP and the BEP-SSIP sub-account, investment options include: target-date retirement funds; passively and actively managed domestic, global, and international equity funds; fixed income funds; a Company common stock fund; a global real estate investment trust (REIT); and a stable value fund. Participants may change their investment elections at any time. The BEP-FRP sub-account offers a subset of these investment measurement options, which does not include a Company common stock fund. Distribution of account balances from these nonqualified plans may be delayed for six months in accordance with Code Section 409A.

Under the DCP, certain employees, including the Named Executives, may defer up to 100% of awards under the Incentive Bonus Plan (or other similar plan). New hires may also defer any hiring-in bonus payments payable in cash. Additionally, such employees may defer up to 50% of their base salary under the DCP. Mr. Booth is the only Named Executive with a balance in the DCP at December 31, 2011. Deferral elections are made by eligible employees in June of each year for amounts to be earned or awarded (with regard to the Incentive Bonus Plan) in the following year. At the time of deferral, participants also elect when distribution of such deferrals will be made in future years. Employees may elect a lump sum payment while still employed or distribution after separation from service in either a lump sum or annual installments over a number of years up to ten. Deferrals not allocated by participants will be allocated to the DCP default investment option. Employees may reallocate deferrals at any time. Due to low participation and high administrative complexity, we suspended enrollment in the DCP in 2010.

The BEP-SSIP sub-account preserves benefits that are substantially equal to any Company matching contributions that would have been made under the SSIP but limited due to Code limitations. Likewise, the BEP-FRP sub-account provides notional credits equivalent to Company contributions that would have been made under the FRP account but for Code limitations.

The FRP is a tax-qualified, defined contribution profit sharing plan for employees hired or rehired beginning January 1, 2004. The Company makes scheduled contributions to a participant's FRP account calculated as a percentage of base salary using a percentage established based on an employee's age.

Initial notional credits to both the BEP-SSIP/FRP sub-accounts and Company contributions to the FRP are allocated to each sub-account's and FRP default investment option. Thereafter, participants may transfer the credits to the BEP-SSIP/FRP and the Company contributions to the FRP to any other investment option available under the respective plans and also elect how any future notional credits and Company contributions are allocated. Vested account balances of both the BEP-SSIP/FRP sub-accounts are distributed in cash in a lump sum as soon as practicable after death or separation from Ford. An employee becomes fully vested under these sub-accounts three years from their original date of hire with Ford. All of the Named Executives participate in the BEP-SSIP. In addition, Mr. Mulally participates in the BEP-FRP.

(2)The amounts shown in column (c) for the Named Executives are reflected in column (i) of the Summary Compensation Table on p. 52 and represents credits made to their BEP-SSIP/FRP sub-accounts, respectively.

(3)None of the amounts shown in column (d) are reflected in the Summary Compensation Table.

(4)The following amounts were reported in the Summary Compensation Table in prior years: Mr. Mulally: $469,158; Mr. Booth: $66,587; Mr. Ford: $5,775; and Mr. Fields: $82,013.

Potential Payments Upon Termination or Change in Control

We maintain certain plans whereby we provide compensation and benefits to executives, including the Named Executives, in the event of a termination of employment. For disclosure of benefits pursuant to employment separation under our qualified and nonqualified pension plans for each of the Named Executives, see the Pension Benefits in 2011 Table and related footnotes on pp. 61-63. For disclosure of payments due, if any, to each of the Named Executives pursuant to our nonqualified deferred compensation plans, please see the Nonqualified Deferred Compensation in 2011 Table and related footnotes on pp. 63-64. In the tables below, Mr. Booth is the only Named Executive shown as receiving amounts in the "Normal Retirement" column because he is the only Named Executive who qualifies for normal retirement under our plans.

The change in control provisions contained in Mr. Mulally's accession agreement terminated on August 31, 2011. We do not have any other formal agreements with any other Named Executive regarding acceleration or provision of benefits related to termination of employment; however, each of the Named Executives may be entitled to certain compensation and benefits under our plans in such circumstances. Our Long-Term Incentive Plans provide that a change in control occurs upon any merger or consolidation in which the Company is not the surviving entity. Any post-termination arrangements for Named Executives are discussed below.

The following tables for the Named Executives assume that the relevant triggering event occurred on December 31, 2011. Unless otherwise noted, the fair market values of stock-based compensation (e.g., Performance Units, Restricted Stock Units, etc.) were calculated using the closing price of Ford common stock ($10.76) on the NYSE on December 30, 2011, the last trading day of 2011. The "spread," that is, the difference between the fair market value of our stock on December 30, 2011, and the option exercise price, was used for valuing stock options.

Alan Mulally

(a) Benefits and Payments Upon Termination	(b) Voluntary Termination ($)	(c) Early Retirement (Rule of 65) ($)	(d) Normal Retirement ($)	(e) Change In Control (CIC) ($)	(f) Involuntary Not for Cause Termination ($)	(g) For Cause Termination ($)	(h) Death or Disability ($)

Compensation:

Incentive Bonus Plan(1)	0	0	0	0	0	0	3,600,000

Performance Units(2)	0	0	0	6,961,914	0	0	6,961,914

Restricted Stock Units(3)	0	0	0	57,742,862	0	0	57,742,862

Stock Options(4)	0	0	0	14,960,000	0	0	0

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	0	0	0	0	53,091

Life Insurance/Death Benefit(6)	0	0	0	0	0	0	6,083,333

Total:	0	0	0	79,664,776	0	0	74,441,200

L. W. K. Booth

(a) Benefits and Payments Upon Termination	(b) Voluntary Termination ($)	(c) Early Retirement (Rule of 65) ($)	(d) Normal Retirement ($)	(e) Change In Control (CIC) ($)	(f) Involuntary Not for Cause Termination ($)	(g) For Cause Termination ($)	(h) Death or Disability ($)

Compensation:

Incentive Bonus Plan(1)	0	0	1,300,000	0	0	0	1,300,000

Performance Units(2)	0	0	1,322,382	1,322,382	0	0	1,322,382

Restricted Stock Units(3)	0	0	0	4,937,001	0	0	4,937,011

Stock Options(4)	0	0	0	2,251,410	0	0	0

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	11,125	0	0	0	53,091

Life Insurance/Death Benefit(6)	0	0	0	0	0	0	3,802,083

Total:	0	0	2,633,507	8,510,803	0	0	11,414,567

William Clay Ford, Jr.

(a) Benefits and Payments Upon Termination	(b) Voluntary Termination ($)	(c) Early Retirement (Rule of 65) ($)	(d) Normal Retirement ($)	(e) Change In Control (CIC) ($)	(f) Involuntary Not for Cause Termination ($)	(g) For Cause Termination ($)	(h) Death or Disability ($)

Compensation:

Incentive Bonus Plan(1)	0	0	0	0	0	0	1,040,000

Performance Units(2)	0	0	0	1,888,089	0	0	1,888,089

Restricted Stock Units(3)	0	0	0	21,948,420	0	0	21,948,420

Stock Options(4)	0	0	0	9,344,016	0	0	0

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	0	0	0	0	53,091

Life Insurance/Death Benefit(6)	0	0	0	0	0	0	6,083,333

Total:	0	0	0	33,180,525	0	0	31,012,933

Mark Fields

(a) Benefits and Payments Upon Termination	(b) Voluntary Termination ($)	(c) Early Retirement (Rule of 65) ($)	(d) Normal Retirement ($)	(e) Change In Control (CIC) ($)	(f) Involuntary Not for Cause Termination ($)	(g) For Cause Termination ($)	(h) Death or Disability ($)

Compensation:

Incentive Bonus Plan(1)	0	0	0	0	0	0	1,363,500

Performance Units(2)	0	0	0	1,504,635	0	0	1,504,635

Restricted Stock Units(3)	0	0	0	5,024,522	0	0	5,024,522

Stock Options(4)	0	0	0	2,251,410	0	0	0

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	0	0	0	0	53,091

Life Insurance/Death Benefit(6)	0	0	0	0	0	0	4,106,250

Total:	0	0	0	8,780,567	0	0	12,051,998

Joseph R. Hinrichs

(a) Benefits and Payments Upon Termination	(b) Voluntary Termination ($)	(c) Early Retirement (Rule of 65) ($)	(d) Normal Retirement ($)	(e) Change In Control (CIC) ($)	(f) Involuntary Not for Cause Termination ($)	(g) For Cause Termination ($)	(h) Death or Disability ($)

Compensation:

Incentive Bonus Plan(1)	0	0	0	0	0	0	806,960

Performance Units(2)	0	0	0	951,335	0	0	951,335

Restricted Stock Units(3)	0	0	0	2,265,055	0	0	2,265,055

Stock Options(4)	0	0	0	1,041,278	0	0	0

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	0	0	0	0	53,091

Life Insurance/Death Benefit(6)	0	0	0	0	0	0	2,311,667

Total:	0	0	0	4,257,668	0	0	6,388,108

(1)See column (g) of the Summary Compensation Table on p. 52. Since the amounts in column (d) of the Summary Compensation Table are paid at the discretion of the Compensation Committee, they are not considered as a payment due upon termination.

(2)The performance period for the 2011 Performance Unit opportunity ended on December 31, 2011 (see column (h) of Grants of Plan-Based Awards in 2011 Table and footnote 2 on p. 55). Consequently, the amounts shown reflect the Final Awards of Restricted Stock Units awarded on March 5, 2012, valued at December 31, 2011.

(3)At December 31, 2011, each of the following Named Executives had unvested Restricted Stock Units as follows: Mr. Mulally: 5,366,437; Mr. Booth: 458,830; Mr. Ford: 2,039,816; Mr. Fields: 466,963; and Mr. Hinrichs: 210,507. The amounts shown indicate the fair market value of the unvested Restricted Stock Equivalents as of December 31, 2011 (see footnote 2 to the Outstanding Equity Awards at 2011 Fiscal Year-End Table on pp. 58-59). The awards will vest according to the normal vesting schedule in the event of early retirement or normal retirement and will vest immediately in the event of death or disability. Pursuant to our Long-Term Incentive Plans, if a change in control occurs, any unvested Restricted Stock Unit shall terminate, but if six months has lapsed from the grant date of the Restricted Stock Unit, such Restricted Stock Unit shall convert to shares of common stock immediately prior to the change in control.

(4)Pursuant to our Long-Term Incentive Plans, if a change in control occurs, any outstanding option shall terminate; but if one year has lapsed from the grant date of the option, any unvested portion of an option grant becomes exercisable immediately prior to the change-in-control. As of December 31, 2011, options that would become exercisable under this provision are as follows: Mr. Mulally: 2,396,949 options; Mr. Booth: 371,072 options; Mr. Ford: 2,389,949 options; Mr. Fields: 371,072 options; and Mr. Hinrichs: 169,437 options.

(5)The amount shown for evaluation vehicles under the "Normal Retirement" column for Mr. Booth reflects the annual cost of providing vehicles for 2011 under the Evaluation Vehicle Program for each executive (see footnote 6 to the Summary Compensation Table on pp. 54-55). The amounts shown under the "Death or Disability" column for the Named Executives reflect the recent average costs for vehicles under our surviving spouse vehicle program. Under that program, the surviving spouse receives a car allowance to purchase one of our products. The costs include the A-Plan price of the vehicle, sales tax, and title, registration and document fees.

(6)The amounts shown include: (i) proceeds from Company paid life insurance; and (ii) a death benefit payable to the next of kin in an amount equal to 80 hours of salary at the hourly rate.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 about the Company's common stock that may be issued upon the exercise of options, warrants and rights under all of the Company's existing equity compensation plans, including the Long-Term Incentive Plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)(1)

Equity compensation plans approved by security holders	180,616,302	(2)	10.63	(3)	146,157,478

Equity compensation plans not approved by security holders	0		0		0

Total	180,616,302		10.63		146,157,478

(1)The number of securities remaining available for future issuance under the 2008 Plan is based on a formula. The 2008 Plan provides that the maximum number of shares that may be available for Plan Awards (awards of shares of common stock, options, Performance Units, and various other rights relating to common stock) each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit is called the 2% Limit. The 2% Limit may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years under the 2008 Plan. As of December 31, 2011, the total number of issued shares of common stock was 3,745,443,726 shares and 2% of such number is 74,908,875 shares. 3% of such number is 112,363,312 shares. Additionally, any unused portion of the 2% Limit for any year may be carried forward and used in later years. For 2011, 33,794,166 shares are available for use as carry over from the unused portion of the 2% Limit from prior years, including the unexercised or undistributed portion of any terminated, expired, or forfeited Plan Award.

Additional shares may be issued under a deferred compensation plan as a result of future Dividend Equivalents, if we pay dividends on our common stock.

On March 5, 2012, 7,279,768 Restricted Stock Units were granted to certain executives as part of a long-term incentive program.

(2)This number includes the following:

  (i)
  Long-Term Incentive Plans

    144,488,133 shares subject to options; 20,113,137 shares covered by Restricted Stock Units; 16,000,115 shares representing the maximum number of shares covered by Performance Units that may be earned pursuant to rights granted, assuming the maximum payout level is achieved; and

  (ii)
  Deferred Compensation Plan

    14,917 shares, which is the approximate number of shares to be issued.

Under a deferred compensation plan, credits for common stock were credited to book entry accounts based on the fair market value of common stock at the time of the compensation deferral. Additional credits resulted from Dividend Equivalents.

(3)This is the weighted-average exercise price of 144,488,133 options outstanding under the Long-Term Incentive Plans.

Proposals Requiring Your Vote

In addition to voting for directors, the following five proposals may be voted on at the meeting. Ford will present Proposal 2 and Proposal 3, and we expect the remaining three to be presented by shareholders. In accordance with SEC rules, the text of each of the shareholder proposals is printed exactly as it was submitted.

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to approve each proposal. The votes will be computed for each share as described on p. 2.

When providing your proxy, whether by telephone, the Internet, or by mail, you will be able to designate whether your shares are voted for, against, or to abstain from each of the proposals. Instructions for voting for directors can be found on p. 3.

PROPOSAL 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors selects and hires the independent registered public accounting firm to audit Ford's books of account and other corporate records. You must approve the Audit Committee's selection for 2012.

The Audit Committee selected PricewaterhouseCoopers LLP to audit Ford's books of account and other corporate records for 2012. PricewaterhouseCoopers LLP is well qualified to audit Ford's books of account and other corporate records. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and answer questions.

Amounts paid by the Company to PricewaterhouseCoopers LLP for audit and non-audit services rendered in 2010 and 2011 are disclosed in the Audit Committee Report (see pp. 17-18).

Ford management will present the following resolution to the meeting:

"RESOLVED, That the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company, and to review the effectiveness of the Company's internal controls over financial reporting, for 2012 is ratified."

The Board of Directors recommends a Vote "FOR" Proposal 2.

PROPOSAL 3

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executives, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. At the 2011 Annual Meeting you approved our proposal to provide you with this opportunity on an annual basis.

As described in detail in the "Compensation Discussion and Analysis," we seek to closely align the interests of our Named Executives with yours. Our compensation programs are designed to reward our Named Executives for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding unnecessary or excessive risk-taking. We urge you to read the "Compensation Discussion and Analysis" on pp. 33-50 and the other related executive compensation disclosures so that you have an understanding of our executive compensation philosophy, policies, and practices.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our Named Executives, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee.

Ford management will present the following resolution to the meeting:

"RESOLVED, That the Company's shareholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

The Board of Directors recommends a Vote "FOR" Proposal 3.

PROPOSAL 4

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., N.W., Washington, D.C. 20037, who owns 2,000 shares of common stock, has informed the Company that she plans to present the following proposal at the meeting:

RESOLVED: "That the stockholders of Ford, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

REASONS: "Many states have mandatory cumulative voting, so do National Banks."

"In addition, many corporations have adopted cumulative voting."

"If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors Recommends a vote "AGAINST" Proposal 4.

The Board does not believe that this proposal is in the best interest of shareholders. The present capital structure of the Company has been in place since the Company went public in 1956 and has well-served the interests of both common stock shareholders and Class B stock shareholders for over fifty years. Moreover, cumulative voting potentially would permit special interest groups to attempt to elect a director who would not necessarily represent the interests of all of the shareholders.

Additionally, the Board alone would not be able to implement cumulative voting even if this proposal were to be approved by the shareholders because the Company's Restated Certificate of Incorporation expressly prohibits cumulative voting. Consequently, the Restated Certificate of Incorporation would have to be amended, which could only take place at a subsequent shareholder meeting and which would require a separate vote of approval by the Class B shareholders. Moreover, any amendment to the Restated Certificate of Incorporation to provide for cumulative voting for director nominees would, unless the Class B shareholders agreed otherwise, preserve the current voting structure by multiplying the number of votes per share of each share of Class B stock (see p. 2) by the number of directors to be elected at the meeting.

For the reasons stated above, the Board of Directors does not believe that the proposal is in the best interests of shareholders and recommends a vote "against" Proposal 4.

The Board of Directors Recommends a vote "AGAINST" Proposal 4.

 PROPOSAL 5

The Ray T. Chevedden and Veronica G. Chevedden Family Trust, 5965 S. Citrus Ave., Los Angeles, California 90043, which owns 500 shares of common stock, has informed the Company that the following proposal will be presented at the meeting:

Give Each Share An Equal Vote

RESOLVED: Shareholders request that our Board take steps to adopt a recapitalization plan for all of Ford's outstanding stock to have one-vote per share. This would include all practicable steps including encouragement and negotiation with Ford family shareholders to request that they relinquish, for the common good of all shareholders, any preexisting rights.

This proposal is not intended to unnecessarily limit our Board's judgment in crafting the requested change in accordance with applicable laws and existing contracts.

Ford Family shares are allowed 16-votes per share compared to the one-vote per share for regular shareholders. This dual-class voting stock reduces accountability by allowing corporate control to be retained by insiders disproportionately to their money at risk.

This proposal topic in 2011 won the all-time highest support for any Ford shareholder proposal — more than 1.4 Billion votes. This proposal topic is believed to have received more than 50% of the independent vote of the non-family stock. It is time that the 56-year practice (1956-2012) of disenfranchising Ford public shareholders be changed for the common benefit of all shareholders.

The Corporate Library, an independent investment research firm said: It is difficult to see any alignment between the interests of the Ford Family and the interests of other shareholders. Former CEO William Clay Ford, Jr., his father, former longtime director William Clay Ford, Sr., and Sr.'s nephew, director and former executive Edsel B. Ford II, together own more than 40% of the shares' voting power through dual-class stock ownership. Meanwhile former CEO William Clay Ford, Jr. was awarded more than $100 million in stock and options over five years, while shareholders suffered a loss of more than 42% of their investment value.

The danger of giving disproportionate power to insiders was illustrated by Adelphia Communications. Adelphia's dual-class voting stock gave the Rigas family control and contributed to Adelphia's participation in "one of the most extensive financial frauds ever to take place at a public company." See Securities and Exchange Commission Litigation Release No. 17627 (July 24, 2002).

The SEC alleged that Adelphia fraudulently excluded more than $2 billion in bank debt from its financial statements and concealed "rampant self-dealing by the Rigas Family." Meanwhile, the price of Adelphia stock collapsed from $20 to 79¢ in two-years.

In spite of the substantial support for this proposal topic for many years our management even petitioned the Securities and Exchange Commission in a failed attempt to prevent shareholders from even voting on this topic. Further details are in Ford Motor Company (March 7, 2005) available through SECnet http://secnet.cch.com/com/requestHandler/hrefHandler.aspx?Action=ShowNoActionBasicPage&formName=NoActionBasic.

Dual-class stock companies like Ford take shareholder money but do not let shareholders have an equal voice in their company's management. Without a voice, shareholders cannot hold management accountable.

Please encourage our board to respond positively to this proposal: Give Each Share An Equal Vote — Yes on 5.

The Board of Directors recommends a Vote "AGAINST" Proposal 5.

We oppose the proposal because it is not in the best interests of Ford or you.

The Company's founding family has over a 100-year history of significant involvement in the affairs of Ford Motor Company. During that time, all shareholders have benefited from this involvement. Through their actions over the past century, the Ford family has proven that the long-term success of the Company for the benefit of all shareholders has been, and continues to be, the primary purpose of their involvement. Never has this been more evident than during the recent financial crisis, which resulted in the bankruptcies of our two major domestic competitors.

The Company's current share capital structure, with both common and Class B stock outstanding, has been in place since Ford became a public company in 1956. Each shareholder purchasing a share of Ford stock is aware of this capital structure, and many are attracted to Ford stock by the long-term stability the Class B shareholders provide to the Company. Many of the most successful IPOs in recent years (e.g., Zynga, Groupon, LinkedIn) and the upcoming Facebook IPO have a dual-class voting structure because it is generally recognized that founding shareholders bring a unique long-term perspective to company performance.

In addition, a substantial majority of the members of the Company's Board of Directors are independent and all of the directors act in the best interests of all shareholders, in accordance with their fiduciary duties under Delaware law and the Company's Restated Certificate of Incorporation. Moreover, the Company is operated under sound Corporate Governance Principles (see the Corporate Governance discussion on pp. 19-26). The Ford family's involvement with the Company has greatly benefited all shareholders, and the long history of Ford family involvement in and with the Ford Motor Company has been one of its greatest strengths. Consequently, the proposal is not in the best interests of the Company or you.

The Board of Directors recommends a Vote "AGAINST" Proposal 5.

PROPOSAL 6

Mr. John Chevedden of 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, who owns 600 shares of common stock, has informed the Company that the following proposal will be presented at the meeting:

Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law).

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board's current power to call a special meeting.

This proposal topic won more than 60% support at CVS Caremark, Sprint and Safeway.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the opportunity for additional improvement in our company's 2011 reported corporate governance in order to more fully realize our company's potential:

The Corporate Library, an independent investment research firm rated our company "D" with "High Governance Risk," "High Concern" in Board Composition, "High Concern" in Takeover Defenses and "Very High Concern" in Executive Pay — $26 million for William Ford and another $26 million for Alan Mulally.

CEO Mulally received 1,040,000 stock options after receiving 5,000,000 in 2009 and 3,561,000 in 2008. Chairman Ford received 1,806,000 options in 2010 after receiving 3,470,000 in 2009. Market-priced stock options can reward executives due to a rising market alone, regardless of an executive's performance. In addition, both executives received discretionary cash bonuses in 2010: $3,150,000 for our CEO and $900,000 for our Chairman. Finally, annual incentives and long-term performance units both relied on the exact same annual performance goals.

Irvine Hockaday, age 75 and still our Lead Director; William Ford, our Chairman; Edsel Ford II and Ellen Marram each had more than 23-years long-tenure (independence concerns). Lead Director Hockaday was also marked as a "Flagged (Problem) Director" by The Corporate Library, due to his involvement with Sprint. Sprint's failed Worldcom merger led to the acceleration of $1.7 billion in stock options.

There appeared to be succession planning concerns: Richard Gephardt, age 69, and James Hance, among our newest directors, were each on 5 boards (overextension concern) plus 4 of Richard Gephardt's 5 boards were rated "D" by The Corporate Library. Anthony Earley (2-years tenure) received our highest negative votes.

Arguably we did not have a Nomination Committee since the overwhelming majority or our directors were on the committee.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and financial performance: Special Shareowner Meetings — Yes on 6.

The Board of Directors recommends a Vote "AGAINST" Proposal 6.

The Board does not believe that this proposal is in your best interests. The present provision in our By-Laws that 30% of the total outstanding number of shares of any class of stock may call a special meeting is reasonable. The 30% threshold prevents a small group of shareholders from calling a special meeting on topics that the majority of shareholders have little or no interest in. Furthermore, calling special meetings involves a significant expense on behalf of the Company. By maintaining the 30% requirement, the Company and you are assured that a significant number of shareholders consider a particular matter to be of sufficient importance to merit a special meeting.

Ford is incorporated in Delaware and its laws require that major corporate actions, such as a merger or a sale of substantially all of our assets, be approved by shareholders. Additionally, it is difficult to see how lowering the threshold to permit holders of 10% of outstanding common stock to call special meetings of shareholders would address the perceived concerns of the proponent. Consequently, because Delaware law provides shareholders with the ability to vote on major corporate actions and the proponent does not provide any other compelling reason to change the current 30% requirement for holding a special meeting, the Board of Directors does not believe this proposal is in your or the Company's best interests.

The Board of Directors recommends a Vote "AGAINST" Proposal 6.

Shareholder Proposals for 2013

Unless the Board of Directors determines otherwise, next year's annual meeting will be held on May 9, 2013. Any shareholder proposal intended for inclusion in the proxy materials for the 2013 annual meeting must be received by the Company's Secretary no later than November 30, 2012, and can be sent via facsimile to 313-248-8713. Shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders. The Company will not include in the Notice of Annual Meeting proposals not in compliance with SEC Rule 14a-8 and, under the Company's By-Laws, no business other than that stated in the notice of meeting can be transacted at the meeting.

Annual Report and Other Matters

Ford's 2011 Annual Report, including consolidated financial statements, has been mailed to you or can be viewed by following the instructions on the Notice and Access letter received by you. A list of the shareholders of record entitled to vote at the annual meeting will be available for review by any shareholder, for any purpose related to the meeting, between 8:30 a.m. and 5:00 p.m. local time at Ford Motor Company, World Headquarters, One American Road, Dearborn, Michigan, and the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, for ten days prior to the meeting and on the day of the meeting.

 Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials. This practice is known as "householding," designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, he or she may telephone the Shareholder Relations Department at 800-555-5259 or 313-845-8540 or write to them at One American Road, Suite 1026, Dearborn, Michigan 48126-2798.

Expenses of Solicitation

Ford will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

Peter J. Sherry, Jr. Secretary

March 30, 2012

Directions to the Annual Meeting Site

The 2012 Annual Meeting of Shareholders is being held in the DuPont Theatre at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. Directions to the Hotel du Pont are as follows:

DIRECTIONS TO HOTEL DU PONT
11th and Market Streets, Wilmington, DE 19801
302-594-3100/800-441-9019

FROM PHILADELPHIA ON I-95 SOUTH

1.
Take I-95 South through Chester to Wilmington.
2.
Follow I-95 South to Exit 7A marked "52 South, Delaware Ave."
3.
Follow exit road (11th Street) to intersection with Delaware Ave. marked "52 South, Business District."
4.
At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.
Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

FROM ROUTE 202

1.
Follow Route 202 to I-95 intersection. Take I-95 South.
2.
Take I-95 South, follow steps 2-5 above.

FROM BALTIMORE ON 1-95 NORTH

1.
Follow I-95 North to Wilmington, take Exit 7 marked "Route 52, Delaware Ave."
2.
From right lane, take Exit 7 onto Adams Street.
3.
At the third traffic light on Adams Street, turn right. Follow sign marked "52 South, Business District."
4.
At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.
Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

FROM NEW JERSEY (NEW JERSEY TURNPIKE)

1.
Take the New Jersey Turnpike South to Delaware Memorial Bridge.
2.
After crossing the Delaware Memorial Bridge, follow signs to I-95 North.
3.
From I-95 North, follow steps 1-5 above.

BY TRAIN:    Amtrak train service is available into Wilmington, Delaware Station. The Hotel du Pont is located approximately twelve blocks from the train station.

Appendix I

Total Company results:

	2009	2010(a)	2011
Income/(Loss)
Pre-tax results (excl. special items)	$38	$8,300	$8,763
Special items(a)	2,561	(1,151)	(82)

Income/(Loss) before income taxes	$2,599	$7,149	$8,681

	2009	2010	2011
Special Items(a)
Personnel and Dealer-Related Items
Automotive Sector
Personnel-reduction actions	$(663)	$(145)	$(269)
Mercury discontinuation/Other dealer actions	(140)	(339)	(151)
Job Security Benefits/Other	40	36	93
Retiree health care and related charges	(768)	—	—
Total Personnel and Dealer-Related Items	(1,531)	(448)	(327)
Other Items
Automotive Sector
Belgium pension settlement	—	—	(109)
Debt reduction actions	4,663	(853)	(60)
Sale of Volvo and related charges(a)	(226)	179	8
Gain on sale of Ford Russia operations	—	—	401
Other (including foreign currency translation impact)	(374)	(29)	5
Return on assets held in Temporary Asset Account ("TAA")	110	—	—
Total Other Items — Automotive sector	4,173	(703)	245
Total Automotive sector	2,642	(1,151)	(82)
Financial Services Sector
DFO Partnership impairment	(132)	—	—
Gain on purchase of Ford Holdings debt securities	51	—	—
Total Other Items — Financial Services sector	(81)	—	—

Total Special Items	$2,561	$(1,151)	$(82)

(a)Income/(Loss) before income taxes includes certain items ("special items") that we have grouped into "Personnel and Dealer-Related Items" and "Other Items" to provide useful information to investors about the nature of the special items. The first category includes items related to our efforts to match production capacity and cost structure to market demand and changing model mix and therefore helps investors track amounts related to those activities. The second category includes items that we do not generally consider to be indicative of our ongoing operating activities, and therefore allows investors analyzing our pre-tax results to identify certain infrequent significant items that they may wish to exclude when considering the trend of ongoing operating results. We allocate all Automotive sector and Financial Services sector special items to a separate reconciling item, as opposed to allocating them among the operating segments and Other Automotive, reflecting the fact that management excludes these items from its review of operating segment results for purposes of measuring segment profitability and allocating resources among the segments.

Appendix II

Shown below is a reconciliation between financial statement Net cash (used in)/provided by operating activities and operating-related cash flows , for the last three years (in billions):

	2009	2010(a)	2011
Net cash (used in)/provided by operating activities(b)(c)	$2.9	$6.4	$9.4
Items included in operating-related cash flows
Capital expenditures	(4.0)	(3.9)	(4.3)
Proceeds from the exercise of stock options	—	0.3	0.1
Net cash flows from non-designated derivatives	(0.1)	(0.2)	0.1
Items not included in operating-related cash flows
Cash impact of Job Security Benefits and personnel-reduction actions	0.7	0.2	0.3
Contributions to funded pension plans	0.9	1.0	1.1
Tax refunds, tax payments, and tax receipts from affiliates	(0.6)	(0.2)	(1.4)
Other(b)	(0.6)	0.8	0.3

Operating-related cash flows	$(0.8)	$4.4	$5.6

(a)Except as noted (see footnote (b) below), 2010 data exclude Volvo.

(b)2010 includes Volvo.

(c)2009 and 2010 are adjusted to reflect the reallocation of amounts previously displayed in "Net change in intersector receivables/payables and other liabilities" on our sector statement of cash flows. These amounts were reallocated from a single line item to the individual cash flow line items within operating, investing, and financing activities of continuing operations on our sector statement of cash flows.

Notice of 2012
Annual Meeting of Shareholders
and Proxy Statement

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01FD9D 1 U P X + Annual Shareholder Meeting Proxy Card. + A Proposals — The Board of Directors recommends a vote FOR the listed nominees, and FOR Proposals 2 and 3. For Against Abstain 2. Ratification of Selection of Independent Registered Public Accounting Firm. For Against Abstain 4. Relating to Cumulative Voting for the Election of Directors. 5. Relating to Consideration of a Recapitalization Plan to Provide that All of the Company’s Outstanding Stock Have One Vote Per Share. 6. Relating to Allowing Holders of 10% of Outstanding Common Stock to Call Special Meetings of Shareholders. For Against Abstain B Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 4, 5 and 6. IMPORTANT ANNUAL MEETING INFORMATION 01 - Stephen G. Butler 04 - Edsel B. Ford II 07 - James H. Hance, Jr. 02 - Kimberly A. Casiano 05 - William Clay Ford, Jr. 08 - William W. Helman IV 03 - Anthony F. Earley, Jr. 06 - Richard A. Gephardt 09 - Irvine O. Hockaday, Jr. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 10 - Jon M. Huntsman, Jr. 11 - Richard A. Manoogian 12 - Ellen R. Marram 13 - Alan Mulally 14 - Homer A. Neal 16 - John L. Thornton 15 - Gerald L. Shaheen 3. Say on Pay - An Advisory Vote to Approve the Compensation of the Named Executives. For Against Abstain 002CS40136 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 C 1234567890 J N T 1 3 4 6 1 8 1 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK Annual Meeting Admission Ticket IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 10, 2012. Vote by Internet • Go to www.envisionreports.com/F • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Proxy Solicited by Board of Directors for Annual Shareholder Meeting – May 10, 2012 The undersigned hereby appoints Robert L. Shanks and David G. Leitch, or either of them, proxies each with the power of substitution, to represent and vote the shares of common stock which the undersigned is entitled to vote on all matters, unless the contrary intent is indicated on the reverse side hereof, with all powers which the undersigned would possess if personally present at the Ford Motor Company Annual Meeting of Shareholders to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware at 8:30 a.m. Eastern Time on May 10, 2012 or at any postponement or adjournment thereof. The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxies shall vote the shares (a) “FOR” the election as directors of all the nominees named in the Proxy Statement and listed on the reverse side hereof or any person selected by the Board of Directors in substitution of any of the nominees (Proposal 1), (b) “FOR” Proposals 2 and 3 each of which is set forth in the Proxy Statement, and (c) “AGAINST” Proposals 4, 5 and 6, each of which is set forth in the Proxy Statement. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If you are a Company employee or retiree participating in either of the Company’s Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, then you may be receiving this material because of shares held for you in those plans. In that case, you may use a proxy card to instruct the plan trustee how to vote those shares. The trustee will vote the shares in accordance with your instructions and the terms of the plan. If you hold shares in any of these plans, the trustee may vote the shares held for you even if you do not direct the trustee how to vote. In these cases, the trustee will vote any shares for which the trustee does not receive instructions in the same proportion as the trustee votes the shares for which the trustee does receive instructions, unless otherwise required by ERISA as determined by the investment manager. The voting deadline for Plan participants is 12:00 a.m. Eastern Time on May 8, 2012. (Continued and to be voted on reverse side.). Proxy — Ford Motor Company Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below D NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A, B AND D OF THIS PROXY CARD. + + Meeting Attendance Mark box to right if you plan to attend the Annual Shareholder Meeting. Change of Address — Please print new address below. C Non-Voting Items 2012 ANNUAL MEETING OF SHAREHOLDERS Admission Ticket Thursday, May 10, 2012 – 8:30 a.m. Eastern Time Hotel du Pont 11th and Market Streets Wilmington, Delaware ADMIT ONE SHAREHOLDER AND GUEST YOUR VOTE IS IMPORTANT: Even if you plan to attend the Annual Meeting in person, please vote your shares. Cameras and audio and video recording devices will not be allowed in the meeting and attendees will be subject to security checks. Total number of attendees: Upon arrival, please present this admission ticket and government-issued photo identification at the registration desk. The proxy statement and annual report to shareholders are available at www.envisionreports.com/F. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

www.envisionreports.com/F Step 1: Go to www.envisionreports.com/F to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Shareholder Meeting Notice 01FDBE + + Important Notice Regarding the Availability of Proxy Materials for the Ford Motor Company Annual Shareholder Meeting to be Held on May 10, 2012 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at: : Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 1, 2012 to facilitate timely delivery. IMPORTANT ANNUAL MEETING INFORMATION 002CS40135 Vote by Internet • Go to www.envisionreports.com/F • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website 12345678 9012 345 C 1234567890 F O R D 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or e-mail options below. E-mail copies: Current and future e-mail delivery requests must be submitted via the Internet following the instructions below. If you request an e-mail copy of current materials you will receive an e-mail with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting proxy materials. Internet – Go to www.envisionreports.com/F. Click on Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or e-mail copy of the current meeting materials and submit your preference for e-mail or paper delivery of future meeting materials. Telephone – Call us at no additional charge at 1-866-641-4276 and follow the instructions to order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. E-mail – Send an e-mail to investorvote@computershare.com with “Proxy Materials Ford Motor Company” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the e-mail that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 1, 2012. Shareholder Meeting Notice Ford Motor Company Annual Meeting of Shareholders will be held on May 10, 2012 at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware at 8:30 a.m. Eastern Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR the following proposals: 1. Election of Directors: 01 Stephen G. Butler 02 Kimberly A. Casiano 03 Anthony F. Earley, Jr. 04 Edsel B. Ford II 05 William Clay Ford, Jr. 06 Richard A. Gephardt 07 James H. Hance, Jr. 08 William W. Helman IV 09 Irvine O. Hockaday, Jr. 10 Jon M. Huntsman, Jr. 11 Richard A. Manoogian 12 Ellen R. Marram 13 Alan Mulally 14 Homer A. Neal 15 Gerald L. Shaheen 16 John L. Thornton 2. Ratification of Selection of Independent Registered Public Accounting Firm. 3. Say on Pay - An Advisory Vote to Approve the Compensation of the Named Executives. The Board of Directors recommends that you vote AGAINST the following proposals: 4. Relating to Cumulative Voting for the Election of Directors. 5. Relating to Consideration of a Recapitalization Plan to Provide that All of the Company’s Outstanding Stock Have One Vote Per Share. 6. Relating to Allowing Holders of 10% of Outstanding Common Stock to Call Special Meetings of Shareholders. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Cameras and audio and video recording devices will not be allowed in the meeting and attendees will be subject to security checks. Upon arrival, present this notice and government-issued photo identification at the registration desk. 01FDBE